                          Offer to Purchase for Cash
                         All of the Outstanding Shares
          of $3.52 Cumulative Exchangeable Redeemable Preferred Stock
                                      of
                   Supermarkets General Holdings Corporation
                                      at
                             $38.25 Net Per Share
                                      by
                            Ahold Acquisition, Inc.
                    An Indirect Wholly-Owned Subsidiary of
                            Koninklijke Ahold N.V.
                                 (Royal Ahold)

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON FRIDAY, APRIL 9, 1999 UNLESS THE OFFER IS EXTENDED.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF $3.52 CUMULATIVE EXCHANGEABLE REDEEMABLE PREFERRED STOCK (THE "SHARES") OF SUPERMARKETS GENERAL HOLDINGS CORPORATION (THE "COMPANY") WHICH, TOGETHER WITH SHARES PREVIOUSLY ACQUIRED BY KONINKLIJKE AHOLD N.V. (ROYAL AHOLD) ("PARENT"), ANY DIRECT OR INDIRECT SUBSIDIARY OF PARENT (INCLUDING AHOLD ACQUISITION, INC. (THE "PURCHASER")), THE COMPANY, OR ANY DIRECT OR INDIRECT SUBSIDIARY OF THE COMPANY, REPRESENT AT LEAST 66 2/3% OF ALL OF THE ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER ANTITRUST LAWS DESCRIBED IN SECTION 15--"CERTAIN LEGAL MATTERS; REGULATORY APPROVALS" AND (III) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 14--"CONDITIONS OF THE OFFER".

  THE OFFER IS AN INTEGRAL PART OF THE TRANSACTIONS CONTEMPLATED BY, AND IS BEING MADE PURSUANT TO, THE AGREEMENT AND PLAN OF MERGER DATED MARCH 9, 1999 (THE "SMG-II MERGER AGREEMENT"), BY AND AMONG PARENT, THE PURCHASER AND SMG-II HOLDINGS CORPORATION ("SMG-II"). SEE SECTION 11--"PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS".

  SMG-II OWNS ALL OF THE ISSUED AND OUTSTANDING SHARES OF THE CAPITAL STOCK OF THE COMPANY OTHER THAN THE SHARES AND, THROUGH THE COMPANY AND PTK HOLDINGS, INC. ("PTK"), ALL OF THE ISSUED AND OUTSTANDING SHARES OF THE CAPITAL STOCK (THE "PATHMARK STOCK") OF PATHMARK STORES, INC. PURSUANT TO THE SMG-II MERGER AGREEMENT, PARENT WILL BE ACQUIRING ALL OF THE ISSUED AND OUTSTANDING SHARES OF THE CAPITAL STOCK OF SMG-II THROUGH A MERGER OF THE PURCHASER WITH AND INTO SMG-II (THE "SMG-II MERGER") FOR AN AGGREGATE CONSIDERATION OF $55,731,834 WHICH, WHEN AGGREGATED WITH THE TOTAL POTENTIAL CONSIDERATION PAYABLE BY THE PURCHASER TO THE HOLDERS OF SHARES PURSUANT TO THE OFFER, EQUALS $242,800,000. HOLDERS OF 84% OF ALL OF THE ISSUED AND OUTSTANDING SHARES OF THE CAPITAL STOCK OF SMG-II HAVE AGREED TO VOTE IN FAVOR OF THE SMG-II MERGER.

  IN THE EVENT THAT THE MINIMUM CONDITION IS NOT MET, THE OFFER WILL EXPIRE WITHOUT ANY OF THE SHARES BEING PURCHASED HEREUNDER AND THE PURCHASER WILL INSTEAD ACQUIRE THE PATHMARK STOCK FROM PTK FOR A PURCHASE PRICE OF $242,800,000. IN SUCH EVENT, THE ONLY MATERIAL ASSET OF THE COMPANY WOULD BE THE OWNERSHIP OF ALL OF THE ISSUED AND OUTSTANDING SHARES OF THE CAPITAL STOCK OF PTK, THE ONLY MATERIAL ASSET OF WHICH IN TURN WOULD BE THE NET AFTER TAX PROCEEDS FROM THE SALE OF THE PATHMARK STOCK TO THE PURCHASER.

  THE BOARD OF DIRECTORS OF THE COMPANY (TWO MEMBERS OF WHICH WERE ELECTED BY THE HOLDERS OF THE SHARES, VOTING AS A SEPARATE CLASS) HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER OF THE COMPANY WITH AND INTO SMG-II AS CONTEMPLATED BY THE SMG-II MERGER AGREEMENT IS FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE SHARES AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                ---------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of the Shares owned by such stockholder should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or (ii) tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3--"Procedures for Tendering Shares" or (iii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3--"Procedures for Tendering Shares".

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                                ---------------

                    The Dealer Managers for the Offer are:

                             Goldman, Sachs & Co.

                                ---------------

             The date of this Offer to Purchase is March 15, 1999.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
INTRODUCTION..............................................................   1
THE TENDER OFFER..........................................................   3
   1. Terms of the Offer..................................................   3
   2. Acceptance for Payment and Payment for Shares.......................   4
   3. Procedures for Tendering Shares.....................................   6
   4. Withdrawal Rights...................................................   8
   5. Certain United States Federal Income Tax Consequences...............   9
   6. Price Range of Shares; Dividends....................................  10
   7. Certain Information Concerning the Company..........................  10
   8. Certain Information Concerning the Purchaser, Ahold U.S.A., Croesus
       and Parent.........................................................  16
   9. Source and Amount of Funds..........................................  19
  10. Background of the Offer.............................................  20
  11. Purpose of the Offer; Plans for the Company; Certain Agreements.....  23
  12. Dividends and Distributions.........................................  43
  13. Effect of the Offer on the Market for the Shares; Exchange Act
  Registration............................................................  44
  14. Conditions of the Offer.............................................  45
  15. Certain Legal Matters; Regulatory Approvals.........................  46
  16. Fees and Expenses...................................................  50
  17. Miscellaneous.......................................................  50

SCHEDULE I
  Information Concerning the Directors and Executive Officers of
   Koninklijke Ahold N.V., Croesus, Inc., Ahold U.S.A., Inc. and Ahold
   Acquisition, Inc.

To the Holders of the $3.52 Cumulative Exchangeable Redeemable Preferred Stock of Supermarkets General Holdings Corporation:

                                 INTRODUCTION

  Ahold Acquisition, Inc., a Delaware corporation (the "Purchaser"), and an indirect wholly-owned subsidiary of Koninklijke Ahold N.V. (Royal Ahold), a public company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Zaandam (Municipality Zaanstad), The Netherlands ("Parent"), hereby offers to purchase all of the issued and outstanding shares of the $3.52 Cumulative Exchangeable Redeemable Preferred Stock, par value $0.01 per share (the "Shares"), of Supermarkets General Holdings Corporation, a Delaware corporation (the "Company"), at a price of $38.25 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of Goldman, Sachs & Co., as Dealer Managers (the "Dealer Managers"), Citibank, N.A., as depositary (the "Depositary"), and Morrow & Co., Inc. as Information Agent (the "Information Agent"), in each case incurred in connection with the Offer. See
Section 16--"Fees and Expenses".

  The Offer is an integral part of the transactions contemplated by, and is being made pursuant to, an Agreement and Plan of Merger, dated as of March 9, 1999 (the "SMG-II Merger Agreement"), by and among Parent, the Purchaser and SMG-II Holdings Corporation, a Delaware corporation ("SMG-II"), pursuant to which Parent will be acquiring all of the issued and outstanding shares of the capital stock of SMG-II through the merger of the Purchaser with and into SMG-II (the "SMG-II Merger"), subject to the terms and conditions contained in the SMG-II Merger Agreement. The aggregate consideration for the acquisition of all of the issued and outstanding shares of the capital stock of SMG-II is $55,731,834 which, when aggregated with the total potential consideration payable by the Purchaser to the holders of Shares pursuant to the Offer, equals $242,800,000. The Purchaser has been informed that, as of March 9, 1999, SMG-II is the owner of all of the issued and outstanding shares of Class A Common Stock and Class B Common Stock of the Company which shares represent, together with the Shares, all of the issued and outstanding shares of the capital stock of the Company.

  The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares which, together with Shares previously acquired by Parent, any direct or indirect subsidiary of Parent (including the Purchaser), the Company, or any direct or indirect subsidiary of the Company, represent at least 66 2/3% of the Shares on a fully diluted basis (the "Minimum Condition"). The Offer is also subject to other terms and conditions. See
Section 14--"Conditions of the Offer".

  The Purchaser has been informed that, as of March 9, 1999, there were 4,890,671 Shares issued and outstanding and that no Shares were reserved for issuance upon the exercise of outstanding options granted under the Company's stock option plans or held in the Company's treasury. As a result, as of such date, the Minimum Condition would be satisfied if 3,260,448 Shares were tendered and not properly withdrawn prior to the expiration of the Offer.

  The SMG-II Merger Agreement provides that, among other things, in the event all of the conditions to the consummation of the SMG-II Merger (other than the Minimum Condition and certain related conditions) have been satisfied or waived, but the Minimum Condition or certain related conditions have not been satisfied or waived, SMG-II is obligated, pursuant to the terms and conditions of a Stock Purchase Agreement, dated as of March 9, 1999 (the "Alternative Stock Purchase Agreement"), by and among SMG-II, PTK Holdings, Inc. ("PTK"), a wholly-owned subsidiary of the Company, Parent and the Purchaser, to cause PTK to sell all of the shares of the capital stock (the "Pathmark Stock") of Pathmark Stores, Inc. ("Pathmark") to the Purchaser for a purchase price, payable in cash, equal to $242,800,000. In such event, the Offer will expire without any Shares being purchased hereunder, and the only material asset of the Company would be its ownership of all of the shares of the capital stock of PTK, the only material asset of which in turn would be the net after tax proceeds from the sale of the Pathmark Stock to the Purchaser pursuant to the Alternative Stock Purchase Agreement.

  The SMG-II Merger Agreement provides that, promptly upon consummation of the SMG-II Merger, Parent will cause the Company to be merged with and into SMG-II (the "Company Merger"), pursuant to a Merger Agreement (the "Company Merger Agreement") in the form attached as an exhibit to the SMG-II Merger Agreement and to be entered into at such time by and between SMG-II and the Company. At the effective time of the Company Merger (the "Effective Time"), each of the Shares (other than Shares held by any subsidiary of the Company or in the treasury of the Company, or held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including the Shares acquired by the Purchaser pursuant to the Offer), which Shares will be canceled, and other than Shares, if any, held by stockholders who perfect their appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive an amount in cash equal to $38.25. The Company Merger Agreement is more fully described in Section 11--"Purpose of the Offer; Plans for the Company; Certain Agreements". Under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Purchaser will be able to approve and effect the Company Merger without a vote of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise, a vote of the Company's stockholders to effect the Company Merger is required under the DGCL and a longer period of time will be required to effect the Company Merger. See Section 11--"Purpose of the Offer; Plans for the Company; Certain Agreements".

  The board of directors of the Company (the "Board of Directors"), two members of which were elected by the holders of the Shares, voting separately as a class, has unanimously determined that each of the Offer and the Company Merger is fair to, and in the best interests of, the holders of the Shares and unanimously recommends that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

  The consummation of the SMG-II Merger is subject to the satisfaction or waiver of certain conditions set forth in the SMG-II Merger Agreement including, without limitation, the Minimum Condition and the approval of the SMG-II Merger by the holders of 66 2/3% of all of the issued and outstanding shares of the capital stock of SMG-II, voting as one class, with each share having one vote. Concurrently with the execution of the SMG-II Merger Agreement and, as required by Parent and the Purchaser, Merrill Lynch Capital Appreciation Partnership No. IX, L.P., ML Offshore LBO Partnership No. IX, ML Employees LBO Partnership No. I, L.P., ML IBK Positions, Inc., Merchant Banking L.P. No. 1, Merrill Lynch KECALP L.P. 1987, Merrill Lynch Capital Appreciation Partnership No. B-X, L.P., ML Offshore LBO Partnership No. B-X, MLCP Associates, L.P. No. II, Merchant Banking L.P. No. IV, Merrill Lynch KECALP L.P. 1989, Merrill Lynch KECALP L.P. 1991, The Equitable Life Assurance Society of the United States, Equitable Deal Flow Fund, L.P. and James L. Donald (collectively, the "SMG-II Stockholders"), entered into a Stockholders Agreement, dated March 9, 1999 (the "Stockholders Agreement") with Parent and the Purchaser. Pursuant to the Stockholders Agreement, each of the SMG-II Stockholders has (i) agreed to vote the shares of the capital stock of SMG-II owned by it in favor of the SMG-II Merger and (ii) granted the Purchaser an option to purchase, under certain circumstances, the shares of the capital stock of SMG-II owned by it. The number of shares of the capital stock of SMG-II owned collectively by the SMG-II Stockholders represents 84% of all of the issued and outstanding shares of the capital stock of SMG-II.

  This Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

                               THE TENDER OFFER

  1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with Section 4-- "Withdrawal Rights". The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, April 9, 1999, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the expiration or termination of any applicable waiting period under the antitrust laws described in Section 15--"Certain Legal Matters; Regulatory Approvals". The Offer is also subject to certain other conditions set forth in Section 14--"Conditions of the Offer". If these or any of the other conditions referred to in Section 14--"Conditions of the Offer" are not satisfied or any of the events specified in Section 14--"Conditions of the Offer" have occurred or are determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser reserves the right (but is not obligated) to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer, and return all tendered Shares to the tendering stockholders, (ii) waive or amend any or all conditions to the Offer, to the extent permitted by applicable law and subject to the provisions of the SMG-II Merger Agreement and to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), (iii) purchase all Shares validly tendered or (iv) subject to the limitations described below, extend the Offer and, subject to the right of a tendering stockholder to withdraw its Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended, provided, however, that, subject to the terms of the SMG-II Merger Agreement, the Minimum Condition may be waived by the Purchaser in its sole discretion.

  Subject to the applicable rules and regulations of the Commission and to applicable law, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in Section 14--"Conditions of the Offer", by giving notice of such extension to the Depositary and by making a public announcement thereof. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw its Shares. See Section 4-- "Withdrawal Rights".

  Subject to the applicable rules and regulations of the Commission and to applicable law, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15--"Certain Legal Matters; Regulatory Approvals" or in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any Shares if any of the conditions referred to in Section 14--"Conditions of the Offer" are not satisfied or any of the events specified in Section 14--"Conditions of the Offer" have occurred and (iii) subject to the terms of the

SMG-II Merger Agreement, to waive any condition, or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

  The Purchaser reserves the right to modify the terms of the Offer, including without limitation, except as provided below, to extend the Offer beyond any scheduled expiration date, except that, without the written consent of SMG-II, the Purchaser will not reduce the number of Shares sought in the Offer, reduce the Offer Price, or modify, waive or add to the conditions of the Offer referred to in Section 14--"Conditions of the Offer". The Purchaser currently intends to extend the offer from time to time if and to the extent the applicable waiting period under antitrust laws described in Section 15-- "Certain Legal Matters; Regulatory Approvals" has not expired or been terminated on the Expiration Date.

  The Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer, and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause
(i) of the first sentence of the second preceding paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14--"Conditions of the Offer" without extending the period of time during which the Offer is open.

  During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw its Shares. Any such extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act), which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

  The Company has provided the Purchaser with the Company's list of holders of the Shares and security position listings in respect of the Shares for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's list of holders of the Shares and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of holders of the Shares or, if applicable, who are listed as participants in the security position listing of The Depository Trust Company.

  2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4--"Withdrawal Rights") promptly after the later to occur of (i) the Expiration Date and (ii) the receipt of all necessary regulatory approvals specified in Section 15--"Certain Legal Matters; Regulatory Approvals". Subject to applicable rules of the Commission and the terms of the SMG-II

Merger Agreement, the Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15--"Certain Legal Matters; Regulatory Approvals" or satisfaction or waiver of the Minimum Condition. See Section 14--"Conditions of the Offer".

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3--"Procedures for Tendering Shares", (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant (the "Participant") in the Book-Entry Transfer Facility tendering the Shares that such Participant has received and agrees to be bound by the terms of the Offer and that the Purchaser may enforce such agreement against such participant.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any delay in making such payment or extension of the Expiration Date. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing Shares not purchased will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3-- "Procedures for Tendering Shares", such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share pursuant to the Offer, the Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

  The Purchaser reserves the right to assign to Parent, or to any other direct or indirect wholly-owned subsidiary of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. Procedures for Tendering Shares.

  Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  The method of delivery of Share Certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. In addition, Shares held through the Book-Entry Transfer Facility must be tendered to the Depositary by means of delivery of the Letter of Transmittal by Agent's Message. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Transfer Facility confirmation system that states that the Book-Entry Transfer Facility has received an express acknowledgement from the Participant in the Book-Entry Transfer Facility tendering such Shares that such Participant has received and agrees to be bound by the terms of the Offer. In order to effect a valid tender of Shares through the Book-Entry Transfer Facility, the Shares, along with an Agent's Message and any other required documents, must, in any case, be transmitted to, and received by, the Depositary prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. Delivery of documents or instructions to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  Signature Guarantee. Signatures on all Letters of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

  If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1, 5 and 7 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

    (iii) the Share Certificates for all tendered Shares, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, a Book-Entry Confirmation along with an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

  Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by hand or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a Participant by means of an Agent's Message via the confirmation system of the Book-Entry Transfer Facility.

  Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal or facsimile thereof (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer (subject to the terms of the SMG-II Merger Agreement) or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

  The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Appointment as Proxy. By executing a Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and any and all dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after March 9, 1999). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent or otherwise, and the Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance (for payment of such Shares), the Purchaser must be able to exercise full voting rights with respect to such Shares and other securities.

  Backup Withholding. To prevent United States federal backup withholding tax with respect to payment to certain stockholders of the Offer Price purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup withholding tax by completing the Substitute Form W-9 included as part of the Letter of Transmittal. If backup withholding applies with respect to a stockholder or if a stockholder fails to deliver a completed Substitute Form W-9 to the Depositary, the Depositary is required to withhold 31% of any payments made to such stockholder. See Section 5--"Certain United States Federal Income Tax Consequences" of this Offer to Purchase and Instruction 9 to the Letter of Transmittal.

  The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  4. Withdrawal Rights. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 13, 1999, or at such later time as may apply if the Offer is extended.

  If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this
Section 4--"Withdrawal Rights". Any such delay will be an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. Shares tendered pursuant to the procedure for book-entry transfer as set forth in Section 3-- "Procedures for Tendering Shares", may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility to the Participants, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

  Withdrawals of tendered Shares may not be rescinded (without the Purchaser's consent), and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, the Purchaser, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in Section 3-- "Procedures for Tendering Shares".

  5. Certain United States Federal Income Tax Consequences. The receipt of cash for Shares pursuant to the Offer or the Company Merger by a stockholder that is a citizen or resident of the United States, a partnership or corporation created in or under the laws of the United States or any state thereof (including the District of Columbia), an estate, the income of which is subject to United States federal income taxation regardless of its source or a trust (i) the administration over which a United States court can exercise primary supervision and (ii) all of the substantial decisions of which one or more United States persons have the authority to control (a "U.S. Holder") will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a U.S. Holder will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount realized from the sale of Shares and such U.S. Holder's adjusted tax basis in such Shares. Assuming that the Shares constitute a capital asset in the hands of the U.S. Holder, such gain or loss will be capital gain or loss and in the case of a noncorporate U.S. Holder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such Shares exceeds one year.

  The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to the exercise of stock options or otherwise as compensation, holders that are not U.S. Holders and stockholders that are otherwise subject to special tax rules, such as financial institutions, insurance companies, dealers or traders in securities or currencies, tax-exempt entities, persons that hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes and persons that have a "functional currency" other than the United States dollar ("Dollar").

  Information Reporting and Backup Withholding Tax. United States information reporting will apply to proceeds from the sale of Shares paid within the United States to a U.S. Holder (other than an "exempt recipient"). As noted in
Section 3--"Procedures for Tendering Shares", a stockholder (other than an "exempt recipient," including a corporation and a non-U.S. Holder that provides appropriate certification (if the payor does not have actual knowledge that such certificate is false)) that receives cash in exchange for Shares may be subject to United States federal backup withholding tax at a rate equal to 31%, unless such stockholder provides its taxpayer identification number and certifies that such stockholder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Depositary. Accordingly, each stockholder should complete, sign and submit the Substitute Form W-9 included as part of the Letter of Transmittal in order to avoid the imposition of such backup withholding tax.

  The United States federal income tax discussion set forth above is included for general information and is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly retroactively). Stockholders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer to them, including the application and effect of the alternative minimum tax and state, local and foreign tax laws.

  6. Price Range of Shares; Dividends. The Shares have a liquidation preference of $25.00 per Share and are entitled to cumulative quarterly dividends at an annual rate of $3.52 per Share, when, as, and if declared by the Board of Directors. The Company is currently in arrears on payment of 25 quarterly dividends on the Shares totaling $22 per Share and does not expect to receive cash flow sufficient to permit payments of dividends on the Shares in the foreseeable future.

  Parent and the Purchaser have been advised that the Shares are traded on the over-the-counter market on a limited and sporadic basis. The following table sets forth, for the periods indicated, the high and low bid quotations per Share as reported by Bloomberg L.P. Such quotations represent inter-dealer quotations, without adjustment for retail markets, markdowns or commissions, and do not necessarily represent actual transactions.

                                                               Market Quotation
                                                               -----------------
                                                                 High     Low
                                                               -------- --------
     1997 Fiscal Year:
       First Quarter..........................................   $25.25   $20.00
       Second Quarter.........................................    22.50    18.00
       Third Quarter..........................................    19.97    16.50
       Fourth Quarter.........................................    24.75    15.00
     1998 Fiscal Year:
       First Quarter..........................................    21.25    10.00
       Second Quarter.........................................    33.25    20.88
       Third Quarter..........................................    29.00    19.00
       Fourth Quarter.........................................    25.50    14.88
     1999 Fiscal Year:
       First Quarter (through March 8, 1999)..................    25.50    21.00

  On March 3, 1999, the last day on which the Shares were traded prior to the public announcement of the Offer, the reported closing bid quotation of the Shares on the over-the-counter market was $25.50 per Share. On March 10, 1999, the last day on which the Shares were traded prior to the date of this Offer to Purchase, the reported closing bid quotation of the Shares on the over-the-counter market was $37.38 per Share. Holders are urged to obtain a current market quotation for the Shares.

  7. Certain Information Concerning the Company.

  The Company. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

  The Company, through Pathmark, operates 132 supermarkets. Pathmark's supermarkets are located in New Jersey, New York, Pennsylvania and Delaware and consist of approximately 5.2 million selling square footage and approximately 7.1 million total square footage. Of Pathmark's 132 stores, 129 are super centers, which are larger than the average size supermarket in the United States. Pathmark provides full pharmacy service in 127 of its 132 stores. As of January, 1999, the Company employed approximately 28,000 people, of whom approximately 20,500 were employed on a part-time basis. The address of the Company's principal executive offices is 200 Milik Street, Carteret, New Jersey. The telephone number of the Company at such offices is (732) 499-3000.

  Corporate Structure. SMG-II owns all of the issued and outstanding shares of the capital stock of the Company other than the Shares. SMG-II, through the Company and PTK, owns all of the issued and outstanding shares of the capital stock of Pathmark.

  Capital Structure. The authorized capital of the Company consists of two classes of common stock and one class of preferred stock: (i) the Class A Common Stock, (ii) the Class B Common Stock and (iii) the Shares.

  (a) The Common Stock.

  Holders of the Class A Common Stock have voting rights. Holders of the Class B Common Stock do not have voting rights. The Purchaser has been informed that, as of March 9, 1999, there were issued and outstanding 650,675 shares of Class A Common Stock and 320,000 shares of Class B Common Stock, all of which shares of Class A Common Stock and Class B Common Stock were owned, as of March 9, 1999, by SMG-II.

  (b) The Shares.

  The Purchaser has further been informed that, as of March 9, 1999, there were 4,890,671 Shares issued and outstanding, and that no Shares were reserved for issuance upon the exercise of outstanding options granted under the Company's stock option plans or held in the Company's treasury.

  Rank. The Shares, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to the common stock of the Company and will rank senior to any other stock issued by the Company. For so long as any Shares are outstanding, the Company may not authorize or issue any class or series of stock which ranks senior to the Shares without the affirmative vote of the holders of at least 66 2/3% of the outstanding Shares, voting as a separate class.

  Dividends. Holders of Shares are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at the annual rate of $3.52 per share. Such dividends are cumulative and are payable quarterly. The terms of the Shares provide that dividends on the Shares may only be paid in cash. Accumulated unpaid dividends for any past dividend periods may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular dividend payment date, to holders of record on the books of the Company on such record date as may be fixed by the Board of Directors. Holders of Shares will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends. No interest or sum of money in lieu of interest shall be payable in respect of any accumulated unpaid dividends.

  Redemption and Exchange. The Shares may be redeemed (to the extent the Company has funds legally available therefor) at any time, in whole or in part, at the Company's option, at $25 per share, together with all accrued and unpaid dividends to the date fixed for redemption; provided, however, that no partial redemptions of Shares may be made unless full cumulative dividends on all Shares for all past dividend periods shall have been paid.

  The Company must redeem on each of December 31, 2004, 2005 and 2006 an amount equal to at least 20% of the greatest number of Shares issued and outstanding at any time through December 31, 2004 at a redemption price of $25 per Share, plus all accrued and unpaid dividends to the date fixed for redemption. The Company may, at its option, receive a credit against its obligation to make these mandatory redemption payments in an amount equal to $25 for each Share previously acquired by the Company and surrendered for cancellation or optionally redeemed; provided that such amount was not previously so credited. In the event of partial redemptions of Shares, the Shares to be redeemed will be determined by lot or pro rata as may be determined by the Board of Directors; provided, however, that the Board of Directors may redeem all Shares held by any holders of a number of Shares not to exceed 100 as may be specified by the Company. No partial optional redemptions of Shares may be made unless full cumulative dividends on all Shares shall have been paid or are contemporaneously declared and paid. On and after a redemption date, unless the Company defaults in the payment of the redemption price, dividends will cease to accrue on Shares called for redemption and all rights of holders of such Shares will terminate except for the right to receive the redemption price.

  Shares will be exchangeable, at the Company's option, on any dividend payment date, in whole or in part (in minimum increments of $25 million in aggregate liquidation preference amount or integral multiples of $1 million in excess of $25 million or any lesser amount then outstanding), for exchange debentures having an aggregate principal amount equal to the total of $25 for each full Share exchanged, plus an amount equal to all accrued but unpaid dividends payable on such Share (at the rate of $1 principal amount of such exchange debentures for each $1 of such accrued but unpaid dividends), with a cash payment to be made in lieu of the issuance of fractional securities. In the event such exchange would result in the issuance of an exchange debenture in a principal amount which is less than $1,000 or which is not an integral multiple of $1,000, each holder of Shares otherwise entitled to principal amounts less than $1,000 of exchange debentures otherwise issuable upon exchange of the Shares will be entitled to receive a cash payment in lieu thereof equal to such person's proportionate interest in the net proceeds from the sale or sales in the open market of the aggregate of all fractional principal amounts each holder would otherwise have been entitled to receive in exchange debentures. In the event of partial exchanges of exchange debentures for Shares, the Shares to be exchanged will be determined by lot or pro rata as may be determined by the Board of Directors, provided that the Board of Directors may exchange all Shares held by holders of a number of Shares not to exceed 100 as may be specified by the Company. On the date fixed for exchange, the rights of holders of the Shares exchanged shall cease, except the right to receive the exchange debentures in exchange for such Shares and cash or additional exchange debentures in payment of accrued but unpaid dividends on such Shares to the date of exchange.

  Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Shares will be entitled to receive an amount per Share equal to $25, plus any accrued and unpaid dividends thereon to the date fixed for such liquidation, dissolution or winding up, before any distribution is made on any common stock of the Company. If the assets of the Company are not sufficient to pay the amounts payable with respect to the Shares in full, the holders of the Shares will share ratably in any distribution of assets of the Company in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of Shares will not be entitled to any further participation in any distribution of assets of the Company. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all of the property or assets of the Company, nor the consolidation or merger of the Company shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Company.

  There is no requirement that funds be set aside to protect the liquidation preference of the Shares, although such liquidation preference will be substantially in excess of the par value of such Shares. There are no restrictions upon the surplus of the Company solely because the liquidation preference of the Shares exceeds the par value, and there are no remedies available to holders of the Shares before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the liquidation preference of the Shares.

  Voting Rights. Holders of the Shares have no voting rights except as provided by law or as set forth below. In the event that six full quarterly dividends (whether or not consecutive) on the Shares are in arrears, in whole or in part, or if the Company shall have failed to fulfill any mandatory redemption obligation with respect to the Shares for a period of 30 days, the Board of Directors will be
(and, as of the date of the Offer, has been) increased by two directors, and the holders of Shares, voting as a class, will be entitled to elect (and, as of the date of the Offer, have elected) the additional directors to the expanded Board of Directors. Such voting right will continue until such time as all dividends accumulated on the Shares are paid in full and the Company has fulfilled its mandatory redemption obligation. Any directors elected to the Board of Directors by the holders of the Shares will serve one-year terms (or until their successors have been elected and qualified), subject to termination in the event that the Company has paid all accumulated dividends or fulfilled its mandatory redemption obligations, as the case may be.

  Under the DGCL, holders of Shares have the power to vote, as a class, on any amendment to the Company's certificate of incorporation which increases or decreases the par value of the Shares. The Company may not (a) amend, alter or repeal any of the provisions of the Company's certificate of incorporation or the by-laws of the Company so as to affect adversely the voting powers, preferences or rights of the holders of the Shares (except that the authorization or creation, or the increase in the authorized amount, of common stock or any shares of any class ranking on parity with the Shares shall not be deemed to affect adversely the voting powers, preferences or rights of the holders of the Shares), (b) amend, modify or repeal any of the provisions of the exchange debenture indenture, except for such amendments as would be permitted under the terms of the exchange debenture indenture without the consent of any holders of the exchange debentures, or (c) authorize or create, or increase the authorized amount of, any senior securities of any class or any security convertible into senior securities of any class; in each case, without the vote or consent of the holders of at least 66 2/3% of the Shares then outstanding, given in person or by proxy, either in writing or at a meeting, voting or consenting separately as a class. In addition, the Company shall not authorize, create or increase the authorized amount of any stock of any class or any security convertible into or exchangeable for any shares of securities ranking on a parity with the Shares without the vote or consent of the holders of at least a majority of the Shares then outstanding, given in person or by proxy, either in writing or at a meeting, voting or consenting separately as a class. However, the voting provisions described in the preceding two sentences do not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Shares shall have been redeemed and sufficient funds shall have been set aside or deposited in trust by the Company to effect such redemption.

  Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company's Annual Reports on Form 10-K for the fiscal years ended January 31, 1998 and February 1, 1997. More comprehensive financial information is included in these reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein. These reports and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth below under "Available Information".

                   SUPERMARKETS GENERAL HOLDINGS CORPORATION

                     SELECTED CONSOLIDATED FINANCIAL DATA

                                   39 weeks ended(1)       52 weeks ended(2)
                                ----------------------- -----------------------
                                October 31, November 1, January 31, February 1,
                                   1998        1997        1998        1997
                                ----------- ----------- ----------- -----------
                                                 (in millions)
Income Statement Data:
  Sales........................   $2,739      $2,755      $3,696      $3,711
  Cost of sales ...............    1,958       1,985       2,652       2,620
  Gross profit.................      781         770       1,044       1,091
  Depreciation and
   amortization................       59          62          84          89
  Operating earnings (3).......       96          78         119         127
  Net loss (4).................      (25)        (36)        (57)        (20)
  Less: non-cash preferred
   stock accretion and dividend
   requirements................      (14)        (14)        (19)        (19)
  Net loss attributable to
   common
   stockholders (5)............      (39)        (50)        (76)        (39)
  EBITDA-FIFO (6)..............      154         142         202         237

Balance Sheet Data (at period
 end):
  Total assets.................   $  874      $  957      $  908      $1,017
  Working capital deficiency...       59         113         107         176
  Obligations under capital
   leases (7) .................      187         192         195         199
  Long-term debt (7)...........    1,286       1,307       1,252       1,288
  Cumulative exchangeable
   redeemable preferred stock..      109         107         107         105
  Stockholder's deficiency.....   (1,373)     (1,308)     (1,334)     (1,258)

--------
(1) The consolidated financial information for the 39 week periods ended October 31, 1998 and November 1, 1997 are unaudited.
(2) The Company's fiscal year ends on the Saturday nearest to January 31 of the following calendar year.
(3) Operating earnings in the 52 weeks ended February 1, 1997 is net of a restructuring charge of $9 million and a lease commitment charge of $9 million.
(4) Net loss includes a loss on early extinguishment of debt of $8 million in the 39 weeks ended November 1, 1997, $8 million in the 52 weeks ended January 31, 1998 and $1 million in the 52 weeks ended February 1, 1997.
(5) On February 4, 1991, the Company became a wholly-owned subsidiary of SMG-II through the consummation of an exchange offer whereby the then existing stockholders exchanged on a one-for-one basis shares of the Company's common stock for shares of common stock of SMG-II. Since the Company is a wholly-owned subsidiary, earnings (loss) per share information is not presented.
(6) EBITDA-FIFO represents net earnings before interest expense, income taxes, depreciation, amortization, the sale of real estate, the LIFO charge (credit) and unusual transactions. EBITDA-FIFO is a widely accepted financial indicator of a company's ability to service and/or incur debt but should not be construed as an alternative to, or a better indicator of, operating income or cash flows from operating activities, as determined in accordance with generally accepted accounting principles.
(7) Including current maturities.

  Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in reports filed with the Commission. These reports and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"), including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

  Certain Projections for the Company.

  In connection with the negotiation and execution of the SMG-II Merger Agreement, the Company made available to Parent and the Purchaser certain non-public information concerning Pathmark, including certain projected financial information (the "Projections") for fiscal years ending January 30, 1999 through February 1, 2003. The Company does not in the ordinary course publicly disclose projections as to future sales, earnings or other income statement data, and the Projections were not prepared with a view to public disclosure. The Company has advised Parent and the Purchaser that the Projections were prepared by Pathmark's management based on numerous assumptions including, among others, projections of revenues, gross profit, operating and other expenses, depreciation and amortization, capital expenditure and working capital requirements. The Projections do not give effect to the Offer or the potential combined operations of Parent and the Company. Such information is set forth below in this Offer to Purchase for the limited purpose of giving the Company's stockholders access to financial projections prepared by Pathmark's management that were made available to Parent and the Purchaser in connection with the SMG-II Merger Agreement and the Offer.

                             PATHMARK STORES, INC.

                        PROJECTED FINANCIAL PERFORMANCE

                                            Quarterly Operating Plan                    Long Range Plan--
                                                     1999(1)                             Fiscal Years(1)
                                         ----------------------------------            ----------------------
                                                                              Annual
                                                                             Operating
                             Estimated                                         Plan
                              Fiscal      First   Second    Third   Fourth    Fiscal
                               Year      Quarter  Quarter  Quarter  Quarter    Year
                              1998(1)     1999     1999     1999     1999     1999(1)   2000    2001    2002
                            -----------------------------  -------  -------  --------- ------  ------  ------
                                                              (In millions)
Income Statement Data:
 Sales....................   $   3,660     $902     $921     $926     $963    $3,712   $3,907  $4,139  $4,381
 Cost of sales............       2,612      643      658      666      683     2,650    2,788   2,958   3,132
                             ---------   ------   ------   ------   ------    ------   ------  ------  ------
 Gross profit.............       1,048      259      263      260      280     1,062    1,119   1,181   1,249
 Depreciation and
  amortization............          78       18       19       19       19        75       78      82      86
 Operating earnings.......         132       29       32       28       43       132      149     156     174
 Net earnings (loss)......         (29)     (11)      (9)     (13)       2       (31)     (19)    (20)      4
 EBITDA-FIFO..............         210       50       52       48       63       213      233     244     265
Balance Sheet Data (at period end):
 Total assets.............        $826     $834     $851     $864     $862      $862     $910    $964  $1,019
 Obligations under capital
  leases (2)..............         188      197      211      205      206       206      219     229     238
 Long-term debt (2).......       1,279    1,305    1,314    1,315    1,329     1,329    1,384   1,439   1,472
 Stockholder's
  deficiency..............      (1,133)  (1,144)  (1,153)  (1,166)  (1,164)   (1,164)  (1,183) (1,203) (1,199)

--------
(1) Pathmark's fiscal year ends on the Saturday nearest to January 31 of the following calendar year. Fiscal years presented consist of 52 weeks, except for 53 weeks in fiscal 2000. Fiscal quarters presented consist of 13 weeks.
(2) Including current maturities.

          CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

  Certain matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information set forth above in "Certain Projections for the Company". Such information has been included in this Offer to Purchase for the limited purpose of giving the Company's stockholders access to financial projections prepared by Pathmark's management that were made available to Parent and the Purchaser. Such information was prepared by the Company's management for internal use and not with a view to publication. The Projections were based on assumptions concerning Pathmark's business prospects in 1998 through 2002, including the assumption that the Company would continue to operate under the same ownership structure as then existed. The Projections were also based on certain reserve and operating assumptions and also the assumption that no refinancing would have occurred, although one would be necessary.

  While presented with numerical specificity, the Projections were prepared by the Company in the ordinary course, and are based upon a variety of estimates and hypothetical assumptions, which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of the Company. Accordingly, there can be no assurance that any of the Projections will be realized and the actual results for the fiscal years 1999, 2000, 2001 and 2002 may vary materially from those shown above.

  In addition, the Projections were not prepared in accordance with generally accepted accounting principles, and neither the Company's nor Parent's independent accountants have examined or compiled any of the Projections or expressed any conclusion or provided any other form of assurance with respect to the Projections and accordingly assume no responsibility for the Projections. The Projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown below. The inclusion of the Projections herein should not be regarded as a representation by the Company, Parent and the Purchaser or any other person that the projected results will be achieved. The Projections should be read in conjunction with the historical financial information of the Company included above. None of Parent, Purchaser, Croesus, Ahold U.S.A., the Company or any other person assumes any responsibility for the accuracy or validity of the foregoing Projections. Forward-looking statements also include those preceded by, followed by or that include the words "believes", "expects", "anticipates" or similar expressions. Such statements should be viewed with caution.

  8. Certain Information Concerning the Purchaser, Ahold U.S.A., Croesus and Parent.

  The Purchaser. The Purchaser, a newly incorporated Delaware corporation, has not conducted any business other than in connection with the Offer, the SMG-II Merger Agreement and the Alternative Stock Purchase Agreement. All of the issued and outstanding shares of capital stock of the Purchaser are beneficially owned by Ahold U.S.A. The principal address of the Purchaser is 1013 Center Road, Wilmington, Delaware 19805. The telephone number of the Purchaser at such office is (800) 927-9800.

  Ahold U.S.A. and Croesus. Croesus, a Delaware corporation, is an indirect wholly-owned subsidiary of Parent and the indirect owner of the Purchaser. Croesus is the direct owner of Ahold U.S.A., which in turn coordinates Parent's operations in the United States. Through acquisitions and internal growth, Ahold U.S.A. has established itself as a leading food retailer in the United States. Ahold U.S.A. operates 895 supermarkets (including seven franchise stores) in fifteen states and in the District of Columbia. Ahold U.S.A. has organized Parent's United States operations into five independently-managed operating companies, each operating in a distinct geographic region: The Stop & Shop Companies, Inc., which operates 193 stores in Massachusetts, Connecticut, New York and Rhode Island; Giant Food Stores, Inc., which operates 149 supermarkets in Pennsylvania,

Virginia, West Virginia, Maryland, New Jersey, Long Island and the metropolitan New York City area; BI-LO Inc., which operates 266 supermarkets in North and South Carolina, Tennessee and Georgia; Tops Markets, Inc., which operates 114 supermarkets in western New York, northwestern Pennsylvania and the northeastern Ohio area; and Giant Food Inc., which operates 173 supermarkets in Washington, D.C., Maryland, Virginia, Delaware, New Jersey and Pennsylvania. Prior to its acquisition by Parent in October 1998, Giant Food Inc. was not related to Giant Food Stores, Inc. The principal address of Ahold U.S.A. is One Atlanta Plaza, East Paces Ferry Road, Suite 2575, Atlanta, Georgia 30326. The telephone number of Ahold U.S.A. at such offices is (404) 262-6050. The principal address of Croesus is 913 N. Market St., Suite 209, Wilmington, Delaware 19801. The telephone number of Croesus at such offices is
(302) 576-2889.

  Parent. Parent is a public company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Zaandam (municipality Zaanstad), The Netherlands, with interests in food retailing in The Netherlands, various other European countries, the United States, several countries in Asia and in several countries in Latin America. Parent's common shares are listed on the AEX-Stock Exchange and the Swiss Exchange. American Depositary Shares representing Parent's common shares trade on the New York Stock Exchange under the symbol "AHO". The principal executive offices of Parent are located at Albert Heijnweg 1, 1507 EH Zaandam, The Netherlands. The telephone number of Parent at such offices is 011-31-75-659-5648 (Investor Relations).

  Parent is subject to the informational and reporting requirements of the Exchange Act applicable to foreign private issuers and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Additional information concerning Parent is set forth in Parent's Annual Report on Form 20-F for the fiscal year ended December 28, 1997 (the "Parent Annual Report") and other reports filed with the Commission, which may be inspected at, and copies may be obtained from, the same places and in the manner set forth with respect to information concerning the Company in Section 7--"Certain Information Concerning the Company" (except that since such reports are not filed through EDGAR, they are not publicly available through the Commission's home page).

  Set forth below are certain selected consolidated financial data with respect to Parent and its consolidated subsidiaries for Parent's last three fiscal years (collectively, the "Parent Financial Statements"), excerpted or derived from the Parent Annual Report. The financial information set forth below is derived from, and should be read in conjunction with, and is qualified entirely by reference to, the Parent Financial Statements and notes thereto prepared in accordance with Item 18 of Form 20-F and included in the Parent Annual Report filed with the Commission, which is incorporated herein by reference. The Parent Financial Statements and related notes may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7--"Certain Information Concerning the Company" (except that since such reports are not filed through EDGAR, they are not publicly available through the Commission's home page).

  The Parent Financial Statements are presented in Dutch Guilders ("Guilders" or "NLG") and are prepared in accordance with accounting principles generally accepted in The Netherlands ("Dutch GAAP"), which (as described below) differ in certain respects from generally accepted accounting principles in the United States ("U.S. GAAP"). In addition, as a significant portion of Parent's business is based in the United States, exchange rate fluctuations between the Guilder and the Dollar are among the factors influencing year-to-year comparability of consolidated earnings and equity. The weighted average rate of the Guilder per Dollar utilized in the Parent Financial Statements was NLG
1.95 and NLG 1.69 for the fiscal years ended December 28, 1997 and December 29, 1996, respectively. The year-end rates of the Guilder per Dollar used in the preparation of the Parent Financial Statements as of December 28, 1997 and December 29, 1996 were NLG 2.00 and NLG 1.75, respectively. The rates used in the preparation of the Parent Financial Statements may vary in certain minor respects from the rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"). As of March 12, 1999, the Noon Buying Rate was NLG 2.01 = U.S. $1.00. No representation is made that Guilders have been, could have been or could be converted into Dollars at that or any other rate.

                            KONINKLIJKE AHOLD N.V.

                     SELECTED CONSOLIDATED FINANCIAL DATA

                                                         Fiscal year
                                                  -------------------------
                                                      1997         1996
                                                  ------------ ------------
                                                    (in millions of Guilders,
                                                    except per share amounts)
Consolidated Earnings Data
Amounts in accordance with Dutch GAAP:
  Sales..........................................    50,568       36,538
  Net earnings(1)................................       934          632
  Net earnings per common share(2)...............      1.74         1.38
Approximate amounts in accordance with US GAAP:
  Net earnings(1)................................       712          517
  Diluted net earnings per common share(3).......      1.31         1.12

                                                  December 28, December 29,
                                                      1997         1996
                                                  ------------ ------------
                                                    (in millions of Guilders)
Consolidated Balance Sheet Data
Amounts in accordance with Dutch GAAP:
  Total assets...................................    18,839       14,870
  Long term borrowings(4)........................     5,410        4,344
  Stockholders' equity...........................     3,089        2,417
Approximate amounts in accordance with US GAAP:
  Total assets...................................    25,507       20,565
  Stockholders' equity...........................     9,593        8,114

--------
(1) Before dividends on Cumulative Preferred Financing Shares.
(2) Net earnings per common share is based on net earnings, after dividends on preferred shares, divided by the weighted average number of common shares outstanding as retroactively adjusted for stock splits and stock dividends.
(3) Diluted net earnings per common share is based on net earnings after dividends on preferred shares divided by the weighted average number of diluted common shares outstanding, as adjusted for stock splits and stock dividends.
(4) Includes long-term debt and the long-term portion of capitalized lease commitments.

  The differences between Dutch GAAP and U.S. GAAP which materially affect Parent's reported net earnings and stockholders' equity are explained below.

  Goodwill: Under Dutch GAAP, the amount of goodwill included in the price of acquired companies is deducted from stockholders' equity (and minority interest when applicable) in the year of acquisition. Under U.S. GAAP, goodwill is capitalized and amortized over the estimated life, not to exceed 40 years.

  Pension cost: Under Dutch GAAP, pension costs are based on actual computed contributions to foundations. Under U.S. GAAP, pension costs are computed in accordance with the provisions of Statement of Financial Accounting Standard No. 87, "Employer's Accounting for Pensions" and include current service costs, interest costs and amortization of prior service costs.

  Revaluation of Ahold Vastgoed bv: Under Dutch GAAP, the assets of Ahold Vastgoed bv, a real estate subsidiary of Parent were revalued on October 10, 1988. The resulting unrealized gain (net of taxes) was added to the revaluation reserve, which is part of stockholders' equity. Upon selling revalued real estate, the relevant part of the revaluation reserve is considered realized and transferred to the respective company's statement of earnings. The revaluation amount is depreciated over the life of the related asset. Such one-time revaluations are not allowed under U.S. GAAP.

  Recent Developments. On March 9, 1999, Parent announced the results for its 53-week fiscal year ended January 3, 1999. For such fiscal year, Parent reported consolidated net earnings of NLG 1,206 million on total sales of NLG 58,364 million, consolidated net earnings per common share of NLG 2.06, consolidated total assets of NLG 25,180 million, consolidated long-term borrowings of NLG 8,646 million and stockholders' equity of NLG 3,422 million.

  During the last five years, none of Parent, Croesus, Ahold U.S.A., the Purchaser or to the best of their knowledge, any of the persons listed in
Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

  Except as described in this Offer to Purchase (i) none of Parent, Croesus, Ahold U.S.A., the Purchaser or to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent, Croesus, Ahold U.S.A., or the Purchaser beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company and (ii) none of Parent, Croesus, Ahold U.S.A., the Purchaser or to the best of their knowledge, any of the persons or entities referred to above or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in such equity securities during the past 60 days. The Purchaser and Parent disclaim beneficial ownership of any Shares owned by any pension plans of Parent or the Purchaser or any affiliate of Parent or the Purchaser.

  Except as described in this Offer to Purchase, none of Parent, Croesus, Ahold U.S.A., the Purchaser or to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since November 26, 1998, none of Parent, Croesus, Ahold U.S.A., the Purchaser or to the best of their knowledge, any of the persons listed on Schedule I hereto has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since November 26, 1998, there have been no contacts, negotiations or transactions between any of Parent, Croesus, Ahold U.S.A., the Purchaser or any of their subsidiaries or, to the best knowledge of Parent, Croesus, Ahold U.S.A., or the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

  9. Source and Amount of Funds. The Offer is not conditioned upon any financing arrangements. The amount of funds required by the Purchaser to purchase all of the outstanding Shares pursuant to the Offer, to consummate each of the SMG-II Merger and the Company Merger and to pay related fees and expenses is expected to be approximately $245 million. The Purchaser intends to obtain such funds primarily from a capital contribution by Ahold U.S.A., which in turn will obtain such funds from either a capital contribution by, or a loan from, Croesus. Croesus currently expects to obtain the necessary funds for such capital contribution or for such loan from cash on hand. To the extent that cash on hand is not sufficient, Croesus intends to borrow under an Amended and Restated U.S. $1.0 billion Multicurrency Revolving Credit Facility Agreement (the "Credit Facility"), dated December 18, 1996, and amended and restated September 7, 1998, by and between Parent, Croesus (formerly known as Ahold U.S.A.), ABN AMRO Bank N.V., Chase Investment Bank Limited and J.P. Morgan Securities Ltd. as Arrangers, The Chase Manhattan Bank as Facility, Swing-Line, Letter of Credit and Short Term Advances Agent, Chase Manhattan International Limited as Multicurrency Facility Agent and certain financial institutions named therein.

  The Credit Facility provides for an unsecured loan facility in an aggregate amount of up to U.S.$1.0 billion. The Credit Facility expires on December 18, 2003. The Credit Facility may be used by Parent for general corporate purposes including working capital and the refinancing of certain other facilities and the amounts available for borrowing under the Credit Facility vary from time to time. Revolving credit advances under the Credit Facility will bear interest at a rate per annum equal to LIBOR plus 10 basis points. The Credit Facility contains certain restrictions on, among other things, the creation of liens and certain financial covenants which require Parent to maintain a specified ratio of operating earnings before income taxes plus net interest expense to net interest expense. The Credit Facility also contains certain events of default including (i) the liquidation or bankruptcy of Parent or any of its material subsidiaries, (ii) changes in the character of its business and (iii) the lease, sale or disposition of all or any substantial part of its assets. In addition, Parent has agreed to pay the Chase Manhattan Bank certain fees and to reimburse each of the agents and arrangers for certain expenses and to provide certain indemnities, as is customary for commitments of the type described therein. The foregoing summary of the Credit Facility is qualified in its entirety by reference to the text of the Credit Facility, a copy of which has been filed as an exhibit to the Tender Offer Statement on
Schedule 14D-1 relating to the Offer which the Purchaser has filed with the Commission (the "Schedule 14D-1"). The Credit Facility may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7--"Certain Information Concerning the Company".

  The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock if such credit is secured directly or indirectly by margin stock. The Purchaser believes that the financing of the acquisition of the Shares will be in full compliance with, or not subject to, the margin regulations.

  In addition, based on publicly available information, Parent estimates that approximately an additional $1.3 billion may be necessary to repay or purchase existing long-term indebtedness of the Company which becomes due and payable during the period from the consummation of the Offer and the SMG-II Merger until the 90th day after consummation of the Offer and the SMG-II Merger. Parent believes it will be able to renegotiate or refinance such indebtedness on satisfactory terms. Parent currently is considering financing a portion of such indebtedness through an equity offering and to refinance the balance of such indebtedness through the incurrence of debt.

  10. Background of the Offer.

  On April 15, 1997, Mr. Zwartendijk, at the time the President and Chief Executive Officer of Ahold U.S.A. and Mr. Allan S. Noddle, at the time the Chief Executive Officer of Ahold U.S.A. Support Services, Inc., met with Mr. James L. Donald, the President and Chief Executive Officer of Pathmark, in New York City to discuss a possible acquisition by Parent, in whole or in part, of Pathmark, but concluded that such acquisition was not feasible in the near future. On the following day, Messrs. Zwartendijk and Noddle discussed the same issue with representatives of Merrill Lynch Capital Partners, in their capacity as majority shareholders of SMG-II, and reached the same conclusion.

  On November 26, 1998, Mr. A. Michael Meurs, the Chief Financial Officer of Parent, had a telephone conversation with a representative of Merrill Lynch & Co., in its capacity as financial advisor to SMG-II ("Merrill Lynch"), in which Mr. Meurs, on behalf of Parent, expressed an interest in acquiring Pathmark.

  Parent has been informed that in December of 1998, management of Pathmark and Merrill Lynch began contacting a number of potential buyers regarding a potential sale of SMG-II and that some of the potential buyers executed confidentiality agreements with SMG-II and received confidential information regarding Pathmark.

  During the three day period commencing on December 3, 1998, Mr. Robert G. Tobin, an Executive Vice President of Parent, had several meetings with Mr. Donald in Carlsbad, California to discuss a possible acquisition of Pathmark by Parent.

  On December 17, 1998, a representative of Merrill Lynch gave a presentation about Pathmark to executives of Parent at its corporate head office in Zaandam, The Netherlands.

  On December 30, 1998, Parent and SMG-II signed a confidentiality agreement regarding information to be made available to Parent, its affiliates, representatives and agents in connection with the evaluation of a proposed acquisition of Pathmark.

  On January 4, 1999, Mr. Donald met with Mr. Tobin to discuss various aspects of Parent's operations.

  On January 18, 1999, representatives of Merrill Lynch gave another presentation to executives of Parent in Zaandam, The Netherlands about the capitalization and financial condition of Pathmark and its parent holding companies.

  On January 24, 1999, Mr. William Grize, the President and Chief Executive Officer of The Stop & Shop Companies, Mr. Cees H. van der Hoeven, the President and Chief Executive Officer of Parent, and Mr. Tobin met with Mr. Donald at a trade conference in Orlando, Florida and discussed a proposed acquisition of Pathmark by Parent. Mr. Van der Hoeven gave Mr. Donald an overview of Parent's worldwide strategy. He explained the vision of building a collective group of best-of-breed companies, supported by the global network of internal benchmarking, best practice and knowledge transfer. Mr. Tobin also explained to Mr. Donald Parent's strategy in the United States and together with Mr. Grize, discussed the Stop & Shop acquisition which took place in 1996 and advantages of belonging to the worldwide operations of Parent. At the end of this meeting, Mr. Tobin delivered a non-binding letter of interest to Mr. Donald proposing to purchase all of the capital stock of Pathmark from PTK for an aggregate purchase price of approximately $200 million, payable at Parent's option in cash or in Parent stock, and the assumption of the existing indebtedness of Pathmark.

  During the week of January 25, 1999, Parent, its counsel and other agents conducted a due diligence review of Pathmark in New Jersey.

  On February 5, 1999, Mr. Donald countersigned, on behalf of Pathmark, a limited exclusivity letter prepared by Parent, pursuant to which Pathmark agreed, until February 18, 1999, not to solicit additional bids for the purchase of Pathmark, to inform Parent of the release of information concerning Pathmark to existing potential purchasers and not to engage in negotiations regarding the terms and conditions of a purchase of Pathmark with any existing potential purchasers. Pathmark further agreed that if, on or prior to February 18, 1999, Parent delivered a draft of an acquisition agreement containing reasonable and customary terms, Pathmark would, effective from the date of such delivery, also cease to provide further information to existing potential purchasers until March 1, 1999.

  On February 9, 1999, SMG-II's counsel communicated to Parent and its counsel that, due to tax and regulatory considerations, SMG-II preferred to consummate the sale of Pathmark through the purchase by Parent of the capital stock of SMG-II. SMG-II's counsel informed Parent and its counsel that this structure would result in significantly greater after-tax returns available for distribution to both the holders of Shares and to the holders of SMG-II's capital stock. Parent voiced its strong objections to this change in the transaction structure at that time. On the following day, SMG-II's counsel distributed a memorandum to Parent and its counsel which, among other things, proposed that Parent acquire the capital stock of SMG-II in return for cash and that SMG-II make a tender offer for the Shares.

  On February 15, 1999, Mr. Meurs, in a teleconference with a representative of Merrill Lynch, confirmed Parent's willingness to acquire the capital stock of SMG-II and the Shares instead of the capital stock of Pathmark, on the condition that SMG-II or its stockholders make the tender offer for the Shares prior to such acquisition. Parent also conditioned the acceptance of the new acquisition structure upon the acquisition in the tender offer of at least 66 2/3% of the Shares. Parent further advised Merrill Lynch that it would be the sole responsibility of SMG-II and the Company to determine the allocation of the purchase price among the stockholders of SMG-II and the holders of the Shares. Parent also advised Merrill Lynch that, while it was amenable to the changed structure, it would only proceed if PTK agreed to sell Pathmark in the event the tender offer was not successful, in order to provide greater deal certainty to Parent. Parent also informed Merrill Lynch that it would proceed with the changed structure only if shareholders of SMG-II holding such number of shares of the capital stock of SMG-II as is necessary to approve the SMG-II Merger Agreement would enter into an agreement with Parent whereby they agree to vote their shares of the capital stock of SMG-II in favor of the SMG-II Merger and also grant an option to Parent to purchase such shares under certain circumstances. In addition, Mr. Meurs informed Merrill Lynch and SMG-II of a possible downward adjustment to the purchase price in the amount of $40,000,000 as a result of Parent's due diligence.

  On February 16, 1999, Mr. Marc A. Strassler, Senior Vice President, Secretary and General Counsel of SMG-II, sent a notice to Mr. Van der Hoeven, informing the latter of continuing discussions with other potential bidders concerning the sale of Pathmark (as permitted by the exclusivity agreement).

  On February 18, 1999, Mr. Meurs and representatives of Merrill Lynch discussed in a telephone conference the impact of the various transaction fees to be paid by Pathmark on the purchase price. Mr. Meurs informed Merrill Lynch that Parent was considering a further reduction of the purchase price by $10,000,000. During this telephone call, the parties agreed to commence negotiation of the documentation for the proposed transaction.

  On February 23, 1999, counsel for Parent delivered the initial drafts of the transaction documents. The initial structure proposed in such documents was a purchase of the stock of SMG-II from the holders of the capital stock of SMG-II, with survival of representations and warranties and the holders of capital stock of SMG-II indemnifying Parent for breach of their representations and warranties. SMG-II, Merrill Lynch and SMG-II's counsel voiced strong objections to such a structure and informed Parent that due to the fact that both the Company and Pathmark are reporting companies and that SMG-II has 83 stockholders, SMG-II would be willing to enter only into a "public company type" merger agreement with no survival of representations and indemnification obligations. On March 2, 1999, counsel for Parent delivered revised drafts of the transaction documentation reflecting a "public company merger" structure to SMG-II, Merrill Lynch and counsel for SMG-II and negotiations commenced shortly thereafter.

  On March 4, 1999, a representative of Merrill Lynch and Mr. Meurs had a telephone conversation during which they discussed structural issues in connection with the acquisition. Mr. Meurs agreed that Parent, through the Purchaser, would make the tender offer for the Shares.


  On March 7, 1999, a teleconference was held among Mr. Meurs, certain other executives of Parent and representatives of Merrill Lynch in which Merrill Lynch confirmed that the Board of Directors of each of SMG-II, the Company and PTK was scheduled to meet on March 8, 1999 to consider and take action on any proposals regarding the sale of SMG-II. Merrill Lynch advised that it expected such boards of directors to consider several competing bids.

  On March 8, 1999, Mr. Meurs and certain other executives of Parent called representatives of Merrill Lynch to inform them of Parent's decision to increase the proposed purchase price to $250,000,000. The same was later confirmed in writing by Mr. Meurs.

  A meeting of the Board of Directors of each of SMG-II, the Company and PTK was held on March 8, 1999 to consider the proposed transaction and to evaluate the bids made in connection with the proposed transaction. At such meeting the Board of Directors of SMG-II reviewed, with the advice and assistance of Merrill Lynch and its counsel, the terms and conditions of the proposed transactions and the bids and transaction documents submitted in connection therewith. After such review, the Board of Directors of SMG-II approved the bid submitted by Parent. Shortly thereafter, the Board of Directors of the Company reviewed the proposed terms of the Offer and the Company Merger. At such meeting, the full board of directors (including the two directors nominated by the holders of Shares) debated the allocation of the overall purchase price among the holders of the Shares and the SMG-II Stockholders and thereafter agreed on the Offer Price.

  On March 8, 1999, a representative of Merrill Lynch called Mr. Meurs to inform Parent that the offer of Parent was accepted and that the board of directors of each of SMG-II and the Company had agreed on an allocation of the purchase price among the holders of the Shares and the SMG-II Stockholders, after deductions for a certain "stay put" bonus to be paid to Mr. Donald pursuant to the sale and transition agreement with Mr. Donald.

  Following approval by the board of directors of each of SMG-II, the Company and PTK, the SMG-II Merger Agreement and the Stock Purchase Agreement, by and among Parent, the Purchaser and PTK were executed and delivered on March 9, 1999. SMG-II Stockholders holding sufficient number of shares to approve the SMG-II Merger, Parent and the Purchaser executed and delivered the Stockholders Agreement on March 9, 1999. The transaction was publicly announced through a joint press release by Parent and SMG-II on March 9, 1999.

  11. Purpose of the Offer; Plans for the Company; Certain Agreements.

  Purpose of the Offer. The purpose of the Offer, the SMG-II Merger and the Company Merger is, collectively, to enable Parent to acquire the entire equity interest in SMG-II, the Company, PTK and Pathmark. Upon consummation of the SMG-II Merger, the Company will become an indirect wholly-owned subsidiary of each of Parent and Croesus and a direct wholly-owned subsidiary of Ahold U.S.A. In the event that the Minimum Condition is not satisfied or waived, the Purchaser will acquire the entire equity interest of Pathmark. Upon consummation of the transactions contemplated by the Alternative Stock Purchase Agreement, Pathmark would become a wholly-owned subsidiary of the Purchaser and an indirect wholly-owned subsidiary of each of Parent and Croesus.

  Plans for the Company. It is currently expected that, initially following the SMG-II Merger and the Company Merger (or, alternatively, the consummation of transactions contemplated by the Alternative Stock Purchase Agreement), the business and operations of each of the Company and Pathmark will generally continue as each of them is currently being conducted, except that Parent anticipates integrating its Edwards supermarkets in New Jersey, New York City and Long Island into Pathmark. Parent currently intends to cause Pathmark's operations to continue to be run and managed by Pathmark's existing executive officers. Parent will continue to evaluate all aspects of the business, operations, capitalization and management of Pathmark during the pendency of the Offer and after the consummation of the Offer, the SMG-II Merger and the Company Merger and will take such further actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about Pathmark during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of Pathmark's business, operations, capitalization and management with a view to optimizing Pathmark's potential in conjunction with Parent's other operations and maximizing the synergies that are expected to result therefrom.

  Except as otherwise discussed in this Offer to Purchase, Parent has no present plans or proposals that would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation involving the Company or Pathmark or any of their respective subsidiaries, or sale or transfer of a material amount of assets of the Company or Pathmark or any of their respective subsidiaries or in any other material changes to the Company's or Pathmark's capitalization, dividend policy, corporate structure, business or composition of the Board of Directors, the board of directors of Pathmark or the management of Pathmark, except that Parent intends to review the composition of the boards of directors of each of the subsidiaries of SMG-II and cause the election to such boards of certain of its representatives.

  SMG-II Merger Agreement. The following is a summary of the material terms of the SMG-II Merger Agreement. The summary is qualified in its entirety by reference to the SMG-II Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The SMG-II Merger Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in
Section 7.

  The Offer. The SMG-II Merger Agreement provides that the Purchaser will commence the Offer and that the obligation of the Purchaser to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject to only those conditions set forth in Section 14-- "Conditions of the Offer". The Purchaser may not amend, change or waive any of the conditions described in Section 14--"Conditions of the Offer" without the prior written consent of SMG-II.

  In the SMG-II Merger Agreement, SMG-II consented to the Offer and represented that the Board of Directors has (i) determined by unanimous vote that each of the Offer and the Company Merger, upon the terms and conditions of the SMG-II Merger Agreement, is fair to, and in the best interests of, the holders of Shares, (ii) approved the Offer and the Company Merger in accordance with the provisions of the DGCL and (iii) recommended acceptance of the Offer.

  The SMG-II Merger. The SMG-II Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with the DGCL, the Purchaser shall be merged with and into SMG-II as soon as practicable following the satisfaction or waiver of the conditions set forth in the SMG-II Merger Agreement, which conditions are described below. Following the SMG-II Merger, the separate corporate existence of the Purchaser will cease and SMG-II will continue as the surviving corporation (the "Surviving SMG-II Corporation").

  In the SMG-II Merger, on the date and at the time when the SMG-II Merger shall become effective (the "Effective Time") each outstanding share of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of SMG-II, each issued and outstanding share of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), of SMG-II, each issued and outstanding share of Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), of SMG-II, each issued and outstanding share of Series B Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), of SMG-II, and each issued and outstanding share of Series C Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock" and, together with the Class A Common Stock, the

Class B Common Stock, the Series A Preferred Stock and the Series B Preferred Stock, collectively, the "SMG-II Stock") (other than shares of SMG-II Stock held by any subsidiary of SMG-II or in the treasury of SMG-II, or by Parent, the Purchaser or any other subsidiary of Parent, which shares of SMG-II Stock will be cancelled, and other shares of SMG-II Stock, if any, held by stockholders who perfect their appraisal rights under the DGCL) will by virtue of the SMG-II Merger Agreement and without any action by the holder thereof, be converted into the right to receive, in the case of Class A Common Stock and Class B Common Stock, $5.315 in cash and in the case of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, $113.353 in cash (such amount, with respect to each such share of SMG-II Stock, the "Applicable Merger Consideration") payable to the holder thereof, without interest thereon.

  At the Effective Time, each share of common stock, par value $0.01 per share, of the Purchaser then issued and outstanding will, by virtue of the SMG-II Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable share of common stock of the Surviving SMG-II Corporation.

  If Parent so elects, the SMG-II Merger may alternatively be structured with Purchaser as the Surviving SMG-II Corporation or so that any direct or indirect subsidiary of Parent is merged with and into SMG-II or SMG-II is merged with and into any such other subsidiary (an "Alternative Structure"). In the event of such an election, the Parent, the Purchaser and SMG-II shall execute an appropriate amendment to the SMG-II Merger Agreement in order to reflect such election. If Parent elects to use an Alternative Structure, the inaccuracy of any representation or warranty of SMG-II which is premised on the assumption that Purchaser shall be merged with and into SMG-II and SMG-II shall be the Surviving SMG-II Corporation, which representation or warranty becomes inaccurate solely as a result of the use of such Alternative Structure, shall not be deemed to be a breach of such representation or warranty.

  The SMG-II Merger Agreement provides that the respective obligations of Parent and the Purchaser, on the one hand, and SMG-II, on the other hand, to effect the SMG-II Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the closing of the transactions contemplated by the SMG-II Merger Agreement (the "SMG-II Merger Closing") of each of the following conditions: (i) the SMG-II Merger Agreement and the SMG-II Merger shall have been approved and adopted by holders of two-thirds of SMG-II Stock (voting as one class, with each share of SMG-II Stock having one (1) vote);
(ii) any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") applicable to the SMG-II Merger shall have expired or been terminated; (iii) no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits, restrains, enjoins or restricts the consummation of the SMG-II Merger or the Offer and which is in effect at the SMG-II Merger Closing; provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered; and (iv) no statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Offer or the SMG-II Merger or has the effect of making the SMG-II Merger or the Offer illegal. The obligations of the Parent and the Purchaser to effect the SMG-II Merger are further subject to the satisfaction or waiver (subject to applicable law) at or prior to the SMG-II Merger Closing of the following additional conditions: (i) each representation or warranty of SMG-II contained in the SMG-II Merger Agreement that is subject to, or qualified by, "material adverse effect", "material adverse change" or other materiality qualification shall be true and correct, in each case as if such representation or warranty was made at the SMG-II Merger Closing, and any representation or warranty that is not so qualified shall be true and correct in any respect which would otherwise have a material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) (a "Condition") of SMG-II and its subsidiaries taken as a whole, in each case as if such representation or warranty was made at the SMG-II Merger Closing except as to any representation or warranty which speaks as of a specific date or for a specific period, which must be true and correct in the foregoing respects as of such specific date or period, and Parent shall have received a certificate signed by an executive officer of SMG-II, dated as of the date of the SMG-II Merger Closing (the "SMG-II Merger Closing Date"), to such effect;
(ii) SMG-II shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants to be performed or complied with by it under the SMG-II Merger Agreement and, in the case only of failures to perform any such agreement or covenant of SMG-II, such failure to perform did not or would not have a material adverse effect on the Condition of SMG-II and its subsidiaries taken as a whole or materially adversely affect the ability of Parent or the Purchaser to consummate the transactions contemplated by the SMG-II Merger Agreement or have a material adverse effect on the value of SMG-II and its subsidiaries taken as a whole and Parent shall have received a certificate signed by an executive officer of SMG-II, dated the SMG-II Merger Closing Date, to such effect; (iii) the conditions of the Offer set forth in Section 14--"Conditions of the Offer" including, without limitation, the Minimum Condition shall have been fulfilled without any waiver thereof; (iv) holders of SMG-II Stock representing in the aggregate not more than 5% of the amount that would be payable by Parent or the Purchaser pursuant to the terms of the SMG-II Merger if there would be no dissenting holders of SMG-II Stock (the "SMG-II Dissenting Stockholders") shall (x) have perfected their appraisal rights under the DGCL or (y) be entitled after the SMG-II Merger Closing to so perfect their appraisal rights;
(v) the Stockholders Agreement, dated as of February 4, 1991, by and among SMG-II and its stockholders (the "Shareholders Agreement") shall have been terminated; (vi) since the date of the SMG-II Merger Agreement, no event shall have occurred such that there would be a material adverse change in the Condition of SMG-II and its subsidiaries taken as a whole; and (vii) Parent shall have received an irrevocable letter from SMG-II, signed by an executive officer of SMG-II stating that all of the conditions to the obligations of SMG-II to effect the SMG-II Merger set forth in Article VII of the SMG-II Merger Agreement have been satisfied or waived. The obligations of SMG-II to effect the SMG-II Merger are further subject to the satisfaction at or prior to the SMG-II Merger Closing of the following additional conditions: (i) the representations and warranties of Parent and the Purchaser contained in the SMG-II Merger Agreement shall be true and correct in all material respects as if such representations and warranties were made at the SMG-II Merger Closing Date, and SMG-II shall have received a certificate signed by an executive officer of Parent, dated the SMG-II Merger Closing Date, to such effect; and
(ii) each of Parent and the Purchaser shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants to be performed and complied with by it under the SMG-II Merger Agreement, and SMG-II shall have received a certificate signed by an executive officer of Parent, dated the SMG-II Merger Closing Date, to such effect.

  SMG-II's Board of Directors and Officers. The SMG-II Merger Agreement provides that at the Effective Time, the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving SMG-II Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving SMG-II Corporation, until the next annual stockholders' meeting of the Surviving SMG-II Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Purchaser immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving SMG-II Corporation, be the officers of the Surviving SMG-II Corporation until their respective successors shall be duly elected or appointed and qualified.

  SMG-II Meeting. Pursuant to the SMG-II Merger Agreement, promptly after the execution of the SMG-II Merger Agreement, SMG-II, acting through the board of directors of SMG-II, shall, in accordance with applicable law, (i) call a special meeting of its stockholders (the "Special Meeting") for the purpose of voting upon the SMG-II Merger Agreement and the SMG-II Merger or (ii) use its reasonable efforts to solicit in writing the consent to the SMG-II Merger Agreement and the SMG-II Merger from all holders of the SMG-II Stock. SMG-II has agreed that it shall include in its proxy solicitation or, as the case may be, consent solicitation the recommendation of the board of directors of SMG-II that stockholders of SMG-II approve and adopt the SMG-II Merger Agreement and approve the SMG-II Merger and take all other lawful action necessary and advisable to secure the vote or, as the case may be, consent of holders of 66 2/3% of SMG-II Stock (voting as one class, with each share having one vote) in favor of the SMG-II Merger and the SMG-II Merger Agreement.

  Interim Operations. The SMG-II Merger Agreement provides that, except as contemplated by the SMG-II Merger Agreement, during the period from the date of the SMG-II Merger Agreement until the Effective Time, each of SMG-II and its subsidiaries will conduct its operations according to its ordinary course of business, consistent with past practice, and will use best efforts to (i) preserve intact its business organization, (ii) maintain its material rights and franchises, (iii) keep available the services of its officers and employees, (iv) maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them and
(v) take measures to reduce to zero any excess loss account (as determined in accordance with Treasury Regulations 1.1502-14, 1.1502-19 and 1.1502-32) reflected on the books and records of SMG-II and its subsidiaries or as subsequently determined by SMG-II. Without limiting the generality of and in addition to the foregoing, and except as otherwise contemplated by the SMG-II Merger Agreement, prior to the time specified in the preceding sentence, SMG-II shall not, and it shall cause each of its subsidiaries not to, without the prior written consent of Parent: (a) amend its certificate of incorporation or by-laws or other organizational documents in any way; (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities other than shares of Class A Common Stock issuable pursuant to the terms of existing management options; (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem or otherwise acquire any of its securities; (d) (A) pledge or otherwise encumber shares of its capital stock; (B) except in the ordinary course of business consistent with past practices: (1) incur, assume or prepay any obligations with respect to any long-term debt, letters of credit or short-term debt, other than indebtedness
(x) incurred, assumed or prepaid under Pathmark's working capital facility,
(y) that is mandatorily prepayable in accordance with its terms and (z) that is intercompany indebtedness by and among SMG-II and its subsidiaries (other than the Company or Pathmark Risk Management Corporation) ("PRMC"); (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any Person except wholly-owned subsidiaries; or (3) make any material loans, advances or capital contributions to, or investments in, any other Person; or
(C) mortgage or pledge any of its assets or create or permit to exist any material lien thereupon that secures indebtedness for borrowed money; (e) except as required by law or existing written agreements, enter into, adopt or materially amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any employee of SMG-II and its subsidiaries, or (except for normal increases in the ordinary course of business that are consistent with past practices) increase in any manner the compensation or fringe benefits of any such employee or pay any benefit not required by any existing plan and arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; (f) transfer, sell, lease, license or dispose of any lines of business, subsidiaries, divisions, operating units or facilities outside the ordinary course of business or enter into any material commitment or transaction outside the ordinary course of business other than any such transactions between or among SMG-II and its subsidiaries (other than the Company or PRMC); (g) other than any such transactions between or among any of SMG-II and its subsidiaries (other than the Company or, except with respect to any transaction intended to reduce to zero any excess loss account, PRMC), acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets in the ordinary course of business and consistent with past practice), in each case where such action would be material to the Condition of SMG-II and its subsidiaries taken as a whole; (h) except as may be required by law or existing written contractual or collective bargaining agreements or in connection with the termination of any employee, take any action to terminate or materially amend in a manner adverse to SMG-II or any of its subsidiaries, any of its pension plans or retiree medical plans with respect to or for the benefit of any employee of SMG-II or its subsidiaries; (i) materially modify, amend or terminate any significant contract to which it is a party or waive any of its material rights or claims except in the ordinary course of business consistent with past practice; (j) effect any material change in any of its methods of accounting, except as may be required by law or generally accepted accounting principles; (k) (A) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Article III of the SMG-II Merger Agreement that are subject to, or qualified by, a "material adverse effect", "material adverse change" or other materiality qualification to be untrue as of the Effective Time, or any such representations and warranties that are not so qualified to be untrue in any respect which would have a material adverse effect on the Condition of SMG-II and its subsidiaries taken as a whole or (B) purchase or acquire, or offer to purchase or acquire, any shares of capital stock of SMG-II; (l) take any action, including, without limitation, the adoption of any stockholder rights plan or amendments to the Certificate of Incorporation of SMG-II, which would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of SMG-II that may be acquired or controlled by Parent or the Purchaser or permit any stockholder to acquire securities of SMG-II on a basis not available to Parent in the event that Parent were to acquire securities of SMG-II; and (m) enter into a legally binding commitment with respect to, or any agreement to take, any of the foregoing actions.

  Notwithstanding anything else provided in the foregoing paragraph to the contrary, the following are permitted under the SMG-II Merger Agreement: (1) the acquisition of direct or indirect interests in real property intended for the operation of stores of Pathmark or any of its subsidiaries (other than PRMC), the improvement of real property, the remodeling of stores of Pathmark or any of its subsidiaries (other than PRMC) and the obtaining of financing therefor in the ordinary course of business consistent with past practice, (2) the negotiation and entering into by Pathmark or any of its subsidiaries (other than PRMC) of amendments to existing leases for real property in the ordinary course of business, (3) the negotiation in good faith and entering into new collective bargaining agreements by Pathmark that replace agreements that have expired or will expire pursuant to their terms within 90 days from the date of the commencement of negotiations, (4) the marketing and sale of certain real estate not used in the supermarket business by Pathmark or any of its subsidiaries (other than PRMC), provided that no such sale (other than a sale pursuant to a binding agreement to which SMG-II was a party on March 9,
1999) shall be agreed to without the prior adequate consultation with Parent,
(5) entering into amendments to the Credit Agreement among Pathmark, various banks, and The Chase Manhattan Bank, as Agent, dated as of June 30, 1997, as amended and restated (the "Pathmark Credit Agreement"), to modify covenants as required (other than modifications, except for a possible increase in the interest rate, which will make any one or more covenants more restrictive) and
(6) entering into an agreement implementing the amendments to the First Amended and Restated Supply Agreement dated January 29, 1998, by and between Pathmark and C&S Wholesale Grocers, Inc. (the "Supply Agreement") agreed to in a memorandum of understanding effective December 27, 1998 by and between Pathmark and C&S Wholesale Grocers, Inc.

  No Solicitation. The SMG-II Merger Agreement provides that SMG-II shall not, and SMG-II shall cause each of its subsidiaries not to, directly or indirectly, take (or authorize or permit their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates, to so take) any action to (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below), (ii) enter into an agreement of merger or other business combination or an agreement for the sale or other disposition by SMG-II or any of its subsidiaries of a material amount of assets or a sale of shares of capital stock whether by merger or other business combination or tender or exchange offer or (iii) participate in any way in discussions or negotiations with, or, furnish any information to, any Person (other than Parent or the Purchaser) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. For purposes of the SMG-II Merger Agreement, "Acquisition Proposal" means any proposed merger or other business combination, sale or other disposition of any material amount of assets, sale of shares of capital stock, tender offer or exchange offer or similar transactions involving SMG-II or any of its subsidiaries. The SMG-II Merger Agreement provides that the board of directors of SMG-II shall not take any action to withdraw or modify in a manner adverse to Parent or the Purchaser, or take a position inconsistent with, its approvals or recommendation of the SMG-II Merger or the SMG-II Merger Agreement or to recommend another Acquisition Proposal and shall not resolve to do any of the foregoing. In addition to the obligations of SMG-II set forth previously in this paragraph, SMG-II has agreed that it will, and will cause each of its subsidiaries to, promptly advise Parent of any request for information or of any Acquisition Proposal, or any proposal with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, and the identity of the person making any such Acquisition Proposal or inquiry. Immediately following the execution of the SMG-II Merger Agreement, SMG-II shall, and shall cause each of its subsidiaries and each of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates to, cease any existing discussions or negotiations with any parties previously conducted with respect to any Acquisition Proposal and request each person which has previously executed a confidentiality agreement in connection with its consideration of acquiring SMG-II or any of its subsidiaries or any portion thereof to return all confidential information heretofore furnished to such person by or on behalf of SMG-II or any of its subsidiaries.

  Directors' and Officers' Insurance and Indemnification. Parent has agreed in the SMG-II Merger Agreement that the certificate of incorporation and the by-laws of the Surviving SMG-II Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in SMG-II's Certificate of Incorporation and By-Laws on March 9, 1999, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights of individuals, who, on or prior to the Effective Time, were directors, officers, employees or agents of SMG-II unless such modification is required by law. Parent also has agreed that all rights of indemnification now existing in favor of any director, officer, employee, or agent of the subsidiaries of SMG-II as provided in their respective charters or by-laws on date of the SMG-II Merger Agreement shall survive the SMG-II Merger and shall continue in full force and effect for a period of six years from the Effective Date. In addition, pursuant to the SMG-II Merger Agreement, the Surviving SMG-II Corporation shall for the six year period commencing on the Effective Time either (a) maintain in effect SMG-II's current directors' and officers' liability insurance covering those persons who are currently covered on the date of the SMG-II Merger Agreement by SMG-II's directors' and officers' liability insurance policy (the "SMG-II Indemnified Parties"); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by SMG-II for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving SMG-II Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, that the Surviving SMG-II Corporation may substitute for such SMG-II's policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or (b) cause Parent's directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of the SMG-II Merger Agreement by SMG-II's directors' and officers' liability insurance policy with respect to those matters covered by SMG-II's directors' and officers' liability policy.

  Parent has agreed to indemnify, and to cause the Surviving SMG-II Corporation to indemnify, all SMG-II Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of SMG-II or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of SMG-II or any of its subsidiaries, occurring prior to the Effective Time including, without limitation, the transactions contemplated by the SMG-II Merger Agreement.

  Compensation and Benefits. During the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall cause the current and former employees of Pathmark and its subsidiaries who are, on the SMG-II Merger Closing Date, entitled to receive compensation or any benefits from Pathmark or any of its subsidiaries to be provided with compensation and employee benefit plans (other than stock option or other plans involving the potential issuance of securities of SMG-II, Parent, or any of their respective subsidiaries and incentive compensation or similar programs) which in the aggregate are not materially less favorable than those currently provided to such employees by Pathmark and its subsidiaries, to the extent permitted under laws and regulations in force from time to time, provided, that employees covered by collective bargaining agreements need not be provided such benefits, and provided, further, that Parent reserves the right to review all employee benefits after the Effective Time and to make such changes as it deems appropriate.

  Options. Pursuant to the SMG-II Merger Agreement, prior to the Effective Time, the board of directors of SMG-II (or, if appropriate, any committee thereof) shall take all actions and shall obtain all necessary consents and releases from all of the holders of all the outstanding stock options and other rights to purchase SMG-II Stock (the "Management Options") heretofore granted under any stock option plan of SMG-II or otherwise (collectively, the "Stock Plans") to (i) provide for the cancellation, effective as of the Effective Time of all Management Options, (ii) terminate, as of the Effective Time, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of SMG-II or its subsidiaries (collectively with the Stock Plans, the "Stock Incentive Plans") with respect to any interest in the capital stock of SMG-II or any of its subsidiaries and (iii) amend, as of the SMG-II Merger Closing Date, the provisions of any other employee benefit plan providing for the issuance, transfer or grant of any capital stock of SMG-II or any of its subsidiaries to provide no continuing rights to acquire, hold, transfer or grant any capital stock of SMG-II or any of its subsidiaries or any interest in the capital stock of SMG-II or any of its subsidiaries. Incident to the foregoing, any of the then outstanding stock appreciation rights or limited stock appreciation rights shall be canceled immediately prior to the Effective Time without any payment therefor.

  Agreement to Use Best Efforts. Pursuant to the SMG-II Merger Agreement and subject to the terms and conditions thereof, each of SMG-II, Parent, and the Purchaser shall, and SMG-II shall cause each of its subsidiaries to, cooperate and use their respective best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the SMG-II Merger Agreement, including, without limitation, their respective best efforts to obtain, prior to the SMG-II Merger Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with SMG-II and its subsidiaries as are necessary for consummation of the transactions contemplated by the SMG-II Merger Agreement and to fulfill the conditions to the SMG-II Merger; provided, however, that no loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, and no material contract shall be amended to increase the amount payable thereunder or otherwise to be materially more burdensome to SMG-II or any of its subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of Parent.

  In addition, the SMG-II Merger Agreement provides that Parent, the Purchaser and SMG-II will (i) take promptly all actions necessary to make the filings required of Parent, the Purchaser or any of their affiliates under applicable antitrust laws, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Parent, SMG-II or any of their affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (iii) cooperate in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by the SMG-II Merger Agreement commenced by any of the FTC, the Antitrust Division of the Department of Justice or state attorneys general. Parent, the Purchaser and SMG-II shall in addition, each use all best efforts to resolve such objections, if any, as may be asserted with respect to the SMG-II Merger, the Stockholders Agreement or any other transactions contemplated by the SMG-II Merger Agreement under any Antitrust Law.

  Representations and Warranties. In the SMG-II Merger Agreement, SMG-II has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, corporate authority, capitalization, financial statements, public filings, conduct of business, compliance with laws, consent and approvals, employee benefit plan triggering events, brokers' or finders' fees, state takeover statutes, vote required, undisclosed liabilities and the absence of any material adverse changes in SMG-II since January 31, 1998.

  Termination. The SMG-II Merger Agreement may be terminated at any time prior to the SMG-II Merger Closing, whether before or after approval of the SMG-II Merger by the stockholders of SMG-II: (a) subject to the provisions of the SMG-II Merger Agreement, by mutual consent of SMG-II, on the one hand, and of Parent, on the other hand; (b) by either Parent, on the one hand, or SMG-II, on the other hand, if any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the SMG-II Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that in the event the SMG-II Merger Agreement is terminated because of such an order, decree, ruling or other action with respect to the Offer, SMG-II and Parent shall, and SMG-II and Parent shall cause the Purchaser and PTK to, effect the closing ("Alternative Stock Purchase Agreement Closing") of the transactions contemplated by the Alternative Stock Purchase Agreement, subject to the terms and conditions of and as defined in the Alternative Stock Purchase Agreement; (c) by either Parent, on the one hand, or SMG-II, on the other hand, if the SMG-II Merger Closing shall not have occurred by December 15, 1999, unless the SMG-II Merger Closing shall not have occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in the SMG-II Merger Agreement on the part of the party seeking to terminate the SMG-II Merger Agreement; (d) by Parent, (A) if the Offer is terminated or expires in accordance with its terms without the Purchaser having purchased any Shares thereunder due to a failure of any of the conditions described in Section 14--"Conditions of the Offer" to be satisfied, (B) if a preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits, restrains, enjoins or restricts the consummation of the Offer and which is in effect at the SMG-II Merger Closing, or (C) a statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Offer or has the effect of making the purchase of the Shares illegal and (e) by Parent, at any time within 30 days after delivery of the audited consolidated financial statements of each of SMG-II and of Pathmark for the fiscal year ended January 30, 1999, in the event that such financial statements disclose (A) a consolidated shareholder's deficiency of
(x) SMG-II greater than $1,453,000,000 or (y) Pathmark greater than $1,188,400,000, in each case as of the end of such fiscal year or (B) net losses of (x) SMG-II materially greater than $29,321,000 or (y) Pathmark materially greater than $28,420,000, in each case for the fiscal year then ended.

  The SMG-II Merger Agreement provides that, in the event of termination pursuant to the provisions described above by Parent or the Purchaser, on the one hand, or SMG-II, on the other hand, no party will incur any liability to any other party except for breach of the SMG-II Merger Agreement and the survival of certain obligations including, without limitation, in the event of termination pursuant to clause (d) in the previous paragraph, the obligation of SMG-II to cause PTK to sell to the Purchaser, and the obligation of Parent to cause the Purchaser to purchase, all of the shares of the capital stock of Pathmark, subject to the terms and conditions of the Alternative Stock Purchase Agreement.

  The Stockholders Agreement. The following is a summary of the material terms of the Stockholders Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-
1. The Stockholders Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7--"Certain Information Concerning the Company".

  Concurrently with the execution of the SMG-II Merger Agreement and as required by Parent and the Purchaser, Parent, the Purchaser and the SMG-II Stockholders entered into the Stockholders Agreement. The SMG-II Stockholders are listed on Exhibit I to the Stockholders Agreement.

  Stock Option. Each SMG-II Stockholder has granted to the Purchaser an irrevocable option (the "Stock Option") to purchase SMG-II Stock held by each such SMG-II Stockholder on the date of the Stockholders Agreement, together with any shares of SMG-II Stock acquired by such SMG-II Stockholder after such date (the "Option Shares") at a purchase price per share equal to the Applicable Merger Consideration until the earlier of the termination of the SMG-II Merger Agreement as discussed above under the caption "Termination" (unless such SMG-II Stockholder breaches any of its obligations under the Stockholders Agreement in any material respect or if the SMG-II Merger Agreement is terminated as the result of a material breach of any representation, covenant or condition of the SMG-II Merger Agreement by SMG-
II) and (ii) the election by a SMG-II Stockholder at any time after February 15, 2000 to terminate the Stockholders Agreement (the "Stockholders Agreement Termination Date"). Until the date of the termination of the Stockholders Agreement, if the SMG-II Merger Agreement is terminated in accordance with its terms (other than as a result of a material breach of any representation, warranty, obligation, covenant, agreement or condition of the SMG-II Merger Agreement by Parent or the Purchaser), the Stock Option shall become exercisable, in whole but not in part, and remain exercisable until the date which is 60 days after the date of the termination of the SMG-II Merger Agreement, but shall not be exercisable in each case unless: (i) all waiting periods under the HSR Act required for the purchase of the Option Shares upon such exercise shall have expired or been waived, and (ii) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of the Stock Option pursuant to the Stockholders Agreement. If the Stockholders Agreement has not been terminated, in the event that the Stock Option is not exercisable because the circumstances described in clauses (i) or (ii) of the preceding sentence do not exist, then the Stock Option shall be exercisable for the 60 day period commencing on the date that the circumstances set forth in clauses (i) and (ii) do exist.

  Voting. Each SMG-II Stockholder has agreed that, during the period commencing on the date of the Stockholders Agreement and continuing until the first to occur of (i) the Effective Time, (ii) the last date the Stock Option is exercisable pursuant to the Stockholders Agreement and (iii) the

Stockholders Agreement Termination Date, at any meeting of the holders of any class or classes of SMG-II Stock, however called, or in connection with any written consent of the holders of any class or classes of SMG-II Stock, each such SMG-II Stockholder will vote (or cause to be voted) the Option Shares (i) in favor of the SMG-II Merger and the approval of the terms of the SMG-II Merger Agreement and each of the other transactions contemplated by the SMG-II Merger Agreement and the Stockholders Agreement and any actions required in furtherance thereof; (ii) against any action, agreement or transaction that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of SMG-II under the SMG-II Merger Agreement or the Stockholders Agreement; and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the SMG-II Merger and the transactions contemplated by the SMG-II Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving SMG-II or any of its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of SMG-II or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of SMG-II or any of its subsidiaries; or (C) (1) any change in a majority of the persons who constitute the board of directors of SMG-II; (2) any change in the present capitalization of SMG-II or any amendment of SMG-II's Certificate of Incorporation or By-Laws; (3) any other material change in SMG-II's corporate structure or business; or (4) any other action involving SMG-II or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the SMG-II Merger and the transactions contemplated by the Stockholders Agreement and the SMG-II Merger Agreement. The SMG-II Stockholders have further agreed not to enter into any agreement or understanding with any person or entity the effect of which would be to violate the provisions and agreements described above.

  Representations, Warranties, Covenants and Other Agreements. In the Stockholders Agreement, each SMG-II Stockholder has made certain representations and warranties, including, without limitation, with respect to
(i) ownership of the Option Shares owned by such SMG-II Stockholder on the date of the Stockholders Agreement, (ii) the legal capacity, power and authority to enter into and perform its obligations under the Stockholders Agreement, (iii) the ability of the SMG-II Stockholder to enter into the Stockholders Agreement without violating other agreements to which it is a party, (iv) the absence of finder's fees other than as set forth in the SMG-II Merger Agreement and (v) the absence of liens and encumbrances on and in respect of the Option Shares. Each SMG-II Stockholder has also entered into certain covenants, including, without limitation, with respect to (i) restrictions on the transfer of the Option Shares and (ii) the waiver of its appraisal rights. Each SMG-II Stockholder has agreed that, until the last day the Stock Option is exercisable pursuant to the Stockholders Agreement, it will not, in its capacity as such, directly or indirectly initiate, solicit (including by way of furnishing information), encourage or respond to or take any other action knowingly to facilitate, any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) with respect to SMG-II that constitutes or reasonably may be expected to lead to an Acquisition Proposal, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or authorize or permit any person or entity acting on behalf of the SMG-II Stockholder to do any of the foregoing. If a SMG-II Stockholder receives any inquiry or proposal regarding any Acquisition Proposal, such SMG-II Stockholder shall promptly inform Parent of that inquiry or proposal and the details thereof.

  Termination. The Stockholders Agreement shall terminate and no party shall have any rights or obligations thereunder, upon the earlier of (1) termination of the SMG-II Merger Agreement pursuant to the termination provisions thereof (except that if any SMG-II Stockholder breaches any of its obligations under the Stockholders Agreement in any material respect or if the SMG-II Merger Agreement is terminated as the result of a material breach of any representation, warranty, obligation, covenant, agreement or condition of the SMG-II Merger Agreement by SMG-II) and (2) the election by any SMG-II Stockholder at any time after February 15, 2000 to terminate the Stockholders Agreement.

  Company Merger Agreement. The following is a summary of the material terms of the Company Merger Agreement. The summary is qualified in its entirety by reference to the form of Company Merger Agreement which is an exhibit to the SMG-II Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-
1. The form of Company Merger Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7-- "Certain Information Concerning the Company".

  The SMG-II Merger Agreement provides that if not all of the Shares are acquired by the Purchaser pursuant to the terms of the Offer, Parent shall promptly after consummation of the SMG-II Merger cause the Company Merger to occur pursuant to the Company Merger Agreement.

  The Company Merger. The Company Merger Agreement will provide that, subject to the terms and conditions thereof, and in accordance with the DGCL, the Company shall be merged with and into SMG-II. Following the Company Merger, the separate corporate existence of the Company will cease and SMG-II will continue as the surviving corporation (the "Company Merger Surviving Corporation").

  In the Company Merger, (i) each issued and outstanding share of Class A Common Stock and Class B Common Stock will be cancelled without payment to the holders thereof and (ii) each issued and outstanding Share (other than Shares held by any subsidiary of the Surviving SMG-II Corporation or in the treasury of the Surviving SMG-II Corporation, or by Parent, the Purchaser or any other subsidiary of Parent, which Shares will be cancelled, and other Shares, if any, held by stockholders who perfect their appraisal rights under the DGCL) will by virtue of the Company Merger and without any action by the holder thereof, be converted into the right to receive $38.25 in cash (the "Company Merger Consideration"), payable to the holder thereof, without interest thereon.

  At the Company Merger Effective Time (as hereinafter defined), each share of common stock, par value $.01 per share, of SMG-II then issued and outstanding will, by virtue of the Company Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable share of common stock, par value $0.01 per Share, of the Company Merger Surviving Corporation.

  The Company Merger Surviving Corporations' Board of Directors and
Officers. The Company Merger Agreement provides that, at the effective time of the Company Merger (the "Company Merger Effective Time"), the directors of SMG-II immediately prior to the Company Merger Effective Time shall be the directors of the Company Merger Surviving Corporation, each of such directors shall hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Company Merger Surviving Corporation until the next annual shareholders' meeting of the Company Merger Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Company Merger Effective Time, the officers of SMG-II immediately prior to the Company Merger Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Company Merger Surviving Corporation, be the officers of the Company Merger Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

  Amendment of the Company Merger Agreement. The Company Merger Agreement may be amended in writing by SMG-II and the Company, except that (i) no amendment may be made which decreases the Company Merger Consideration or adversely affects the rights of holders of Preferred Stock who comply with all of the provisions of the DGCL covering the rights of holders of Preferred Stock to dissent from the Company Merger and require appraisal of their Shares, without the approval of such stockholders and (ii) after any such stockholder approval, no amendment may be made which by law requires further approval by such stockholders without such further approval.

  The Alternative Stock Purchase Agreement. Simultaneously with the execution of the SMG-II Merger Agreement, Parent, Purchaser, SMG-II and PTK executed the Alternative Stock Purchase Agreement. In the event that all of the conditions to the consummation of the SMG-II Merger (other than the Minimum Condition and certain related conditions) have been satisfied or waived, but the Minimum Condition or certain related conditions have not been satisfied or waived, SMG-II is obligated, pursuant to the terms and conditions of the Alternative Stock Purchase Agreement, to cause PTK to sell the Pathmark Stock to the Purchaser for a purchase price, payable in cash, equal to $242,800,000. The following is a summary of the material terms of the Alternative Stock Purchase Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Alternative Stock Purchase Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7-- "Certain Information Concerning the Company".

  Purchase of the Pathmark Stock. Pursuant to the Alternative Stock Purchase Agreement, PTK shall, and SMG-II shall cause PTK to, sell, assign, transfer and deliver to Purchaser (the "Alternative Stock Purchase") at the Alternative Stock Purchase Closing (with the date on which the Alternative Stock Purchase Closing takes place being referred to as the "Alternative Stock Purchase Closing Date"), and the Purchaser shall purchase from PTK, the Pathmark Stock for an aggregate amount of $242,800,000 (such amount, the "Pathmark Purchase Price"). The Alternative Stock Purchase Closing shall occur as soon as practicable after the later of (i) the satisfaction or waiver of the conditions set forth in the Alternative Stock Purchase Agreement (which conditions are described below) and (ii) the date of termination of the SMG-II Merger Agreement by Parent as a result of (x) the Offer having been terminated or expired in accordance with its terms without the Purchaser having purchased any Shares thereunder due to a failure of any of the conditions described in
Section 14--"Conditions of the Offer" to be satisfied, (y) the issuance of a preliminary or permanent injunction or other order by any court or by any governmental or regulatory agency, body or authority which prohibits, restrains, enjoins or restricts the consummation of the Offer and which is in effect at the SMG-II Merger Closing, or (z) a statute, rule, regulation, executive order, decree or order of any kind having been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Offer or has the effect of making the purchase of the Shares illegal.

  The Alternative Stock Purchase Agreement provides that the respective obligations of the Purchaser, on the one hand, and SMG-II and PTK (the "Sellers") on the other hand, to effect the Alternative Stock Purchase are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Alternative Stock Purchase Closing of each of the following conditions:
(i) any waiting period (and any extension thereof) under the HSR Act applicable to the Alternative Stock Purchase shall have expired or been terminated; (ii) no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits, restrains, enjoins or restricts the consummation of the Alternative Stock Purchase and the transactions contemplated by the Alternative Stock Purchase Agreement and which is in effect at the Alternative Stock Purchase Closing; provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered; and (iii) no statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Alternative Stock Purchase or has the effect of making the purchase of the Pathmark Stock illegal. The obligations of the Parent and Purchaser to effect the Alternative Stock Purchase are further subject to the satisfaction or waiver (subject to applicable law) at or prior to the Alternative Stock Purchase Closing of the following additional conditions: (i) each representation or warranty of each of the Sellers contained in the

Alternative Stock Purchase Agreement that is subject to, or qualified by, "material adverse effect", "material adverse change" or other materiality qualification shall be true and correct, in each case as if such representation or warranty was made at the Alternative Stock Purchase Closing, any representation or warranty that is not so qualified shall be true and correct in any respect which would otherwise have a material adverse effect on the Condition of Pathmark and its subsidiaries taken as a whole, in each case as if such representation or warranty was made at the Alternative Stock Purchase Closing except as to any representation or warranty which speaks as of a specific date or for a specific period, which must be true and correct in the foregoing respects as of such specific date or period, and Parent shall have received a certificate signed by an executive officer of Pathmark, dated the Alternative Stock Purchase Closing Date, to such effect; (ii) each of the Sellers shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants to be performed or complied with by it under the Alternative Stock Purchase Agreement and, in the case only of failures to perform any such agreement or covenant of Sellers, such failure to perform did not or would not have a material adverse effect on the Condition of Pathmark and its subsidiaries taken as a whole or materially adversely affect the ability of Parent or the Purchaser to consummate the transactions contemplated by the Alternative Stock Purchase Agreement or have a material adverse effect on the value of Pathmark and its subsidiaries taken as a whole and Parent shall have received a certificate signed by an executive officer of Pathmark, dated the Alternative Stock Purchase Closing Date to such effect; and (iii) since the date of the Alternative Stock Purchase Agreement, no event shall have occurred such that there would be a material adverse change in the Condition of Pathmark and its subsidiaries taken as a whole. The obligations of each Seller to effect the Alternative Stock Purchase are further subject to the satisfaction of the following additional conditions: (i) the representations and warranties of Parent and the Purchaser contained in the Alternative Stock Purchase Agreement shall be true and correct in all material respects as if such representations and warranties were made at the Alternative Stock Purchase Closing, and Pathmark shall have received a certificate signed by an executive officer of Parent, dated the Alternative Stock Purchase Closing Date, to such effect; and
(ii) each of Parent and the Purchaser shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants to be performed and complied with by it under the Alternative Stock Purchase Agreement, and Pathmark shall have received a certificate signed by an executive officer of Parent, dated the Alternative Stock Purchase Closing Date, to such effect.

  Interim Operations. The Alternative Stock Purchase Agreement provides that, except as contemplated by the Alternative Stock Purchase Agreement, during the period from the date of the Alternative Stock Purchase Agreement until the Alternative Stock Purchase Closing, the Sellers shall, and shall cause Pathmark and each of its subsidiaries to, conduct its operations in the ordinary course of business, consistent with past practice, will use its best efforts to (i) preserve intact its business organization, (ii) maintain its material rights and franchises, (iii) keep available the services of its officers and employees, (iv) maintain satisfactory relationships with, suppliers, distributors, customers and others having business relationships with them and (v) take measures to reduce to zero any excess loss account (as determined in accordance with Treasury Regulations 1.1502-14, 1.1502-19 and 1.1502-32) reflected on the books and records of Pathmark and its subsidiaries or as subsequently determined by Pathmark. Without limiting the generality of and in addition to the foregoing, and except as otherwise contemplated by the Alternative Stock Purchase Agreement, prior to the time specified in the preceding sentence, Sellers shall cause Pathmark and each of its subsidiaries not to, without the prior written consent of Parent: (a) amend its certificate of incorporation or by-laws or other organizational documents in any way; (b) authorize for issuance, issue, sell, deliver or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities; (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem or otherwise acquire any of its securities; (d) (A) pledge or otherwise encumber shares of its capital stock; (B) except in the ordinary course of business consistent with past practices: (1) incur, assume or prepay any obligations with respect to any long-term debt, letters of credit or short-term debt, other than indebtedness (x) incurred, assumed or prepaid under the Working Capital Facility, (y) that is mandatorily prepayable in accordance with its terms and (z) that is intercompany indebtedness by and among Pathmark and any of its subsidiaries (other than PRMC); (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person except any of its wholly-owned subsidiaries; or (3) make any material loans, advances or capital contributions to, or investments in, any other person; or (C) mortgage or pledge any of its assets or create or permit to exist any material lien thereupon that secures indebtedness for borrowed money; (e) except as required by law or existing written agreements, enter into, adopt or materially amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any employee of Pathmark and its subsidiaries, or (except for normal increases in the ordinary course of business that are consistent with past practices) increase in any manner the compensation or fringe benefits of any such employee or pay any benefit not required by any existing plan and arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; (f) transfer, sell, lease, license or dispose of any lines of business, subsidiaries, divisions, operating units or facilities outside the ordinary course of business or enter into any material commitment or transaction outside the ordinary course of business other than any such transactions between or among Pathmark and its subsidiaries (other than PRMC); (g) other than any such transactions between or among any of Pathmark and its subsidiaries (other than PRMC, except with respect to any transaction intended to reduce to zero any excess loss account), acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or divisions thereof, or otherwise acquire or agree to acquire any other person (other than the purchase of assets in the ordinary course of business and consistent with past practice), in each case where such action would be material to the Condition of Pathmark and its subsidiaries taken as a whole;
(h) except as may be required by law or existing written contractual or collective bargaining agreements or in connection with the termination of any employee, take any action to terminate or materially amend, in a manner adverse to Pathmark or any of its subsidiaries, any of its pension plans or retiree medical plans with respect to or for the benefit of any employee of Pathmark or any of its subsidiaries; (i) materially modify, amend or terminate any significant contract to which it is a party or waive any of its material rights or claims except in the ordinary course of business consistent with past practice; (j) effect any material change in any of its methods of accounting, except as may be required by law or generally accepted accounting principals; (k) (i) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Article III of the Alternative Stock Purchase Agreement that are subject to, or qualified by, a "material adverse effect", "material adverse change" or other materiality qualification to be untrue as of the Alternative Stock Purchase Closing Date, or any such representations and warranties that are not so qualified to be untrue in any respect which would have a material adverse effect on the Condition of Pathmark and its subsidiaries taken as a whole or (ii) purchase or acquire, or offer to purchase or acquire, any shares of capital stock of Pathmark; (l) take any action, including, without limitation, the adoption of any shareholder rights plan or amendments to the Certificate of Incorporation of Pathmark, which would, directly or indirectly, restrict or impair the ability of Purchaser to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of Pathmark that may be acquired or controlled by the Purchaser or permit any shareholders to acquire securities of Pathmark on a basis not available to Purchaser in the event that Purchaser were to acquire securities of Pathmark; and (m) enter into a legally binding commitment with respect to, or any agreement to take, any of the foregoing actions.

  Notwithstanding anything else provided in the foregoing paragraph to the contrary, the following are permitted under the Alternative Stock Purchase
Agreement: (1) the acquisition of direct or indirect interests in real property intended for the operation of stores of Pathmark or any of its subsidiaries (other than PRMC), the improvement of real property, the remodeling of stores of Pathmark or any of its subsidiaries (other than PRMC) and the obtaining of financing therefor in the ordinary course of business consistent with past practice, (2) the negotiation and entering into by Pathmark or any of its subsidiaries (other than PRMC) of amendments to existing leases for real property in the ordinary course of business, (3) the negotiation in good faith and entering into new collective bargaining agreements by Pathmark that replace agreements that have expired or will expire pursuant to their terms within 90 days from the date of the commencement of negotiations, (4) the marketing and sale of certain real estate not used in the supermarket business by Pathmark or any of its subsidiaries (other than PRMC), provided that no such sale (other than a sale pursuant to a binding agreement to which Pathmark is a party on the date of the Alternative Stock Purchase Agreement) shall be agreed to without the prior adequate consultation with Parent, (5) entering into amendments to the Pathmark Credit Agreement to modify covenants as required (other than modifications, except for a possible increase in interest rate, which will make any one or more covenants more restrictive), (6) entering into an agreement implementing the amendments to the Supply Agreement agreed to in a memorandum of understanding dated December 27, 1998 by and between Pathmark and C&S Wholesale Grocers, Inc. and (7) Pathmark may distribute that certain indebtedness of PTK owed to Pathmark evidenced by a promissory note dated May 12, 1998 in the face amount of $53,202,328.52 as a dividend to PTK.

  No Solicitation. The Alternative Stock Purchase Agreement provides that Sellers shall not, and SMG-II shall cause Pathmark and each of its subsidiaries not to, directly or indirectly, take (or authorize or permit their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates, to so take) any action to (i) solicit, initiate or encourage the submission of any Acquisition Proposal, (ii) enter into an agreement of merger or other business combination or an agreement for the sale or other disposition by SMG-II or any of its subsidiaries of a material amount of assets or a sale of shares of capital stock whether by merger or other business combination or tender or exchange offer or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any person (other than Parent or the Purchaser) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Alternative Stock Purchase Agreement provides that the Board of Directors of each of the Sellers and Pathmark shall not take any action to withdraw or modify in a manner adverse to Parent or the Purchaser, or take a position inconsistent with, its approvals or recommendation of the Alternative Stock Purchase Agreement or to recommend another Acquisition Proposal and shall not resolve to do any of the foregoing. In addition to the obligations of Sellers set forth previously in this paragraph, Sellers have agreed that they will, and will cause Pathmark and each of its subsidiaries to, promptly advise Parent of any request for information or of any Acquisition Proposal, or any proposal with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, and the identity of the Person making any such Acquisition Proposal or inquiry. Immediately following the execution of the Alternative Stock Purchase Agreement, Sellers shall, and shall cause Pathmark and each of its subsidiaries and each of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates to, cease any existing discussions or negotiations with any parties previously conducted with respect to any Acquisition Proposal and request each Person which has previously executed a confidentiality agreement in connection with its consideration of acquiring Pathmark or any of its subsidiaries or any portion thereof to return all confidential information furnished to such Person by or on behalf of Pathmark or any of its subsidiaries.

  Directors' and Officers' Insurance and Indemnification. Parent has agreed in the Alternative Stock Purchase Agreement that the Certificate of Incorporation and the By-Laws of Pathmark shall contain the provisions with respect to indemnification and exculpation from liability set forth in Pathmark's Certificate of Incorporation and By-Laws on March 9, 1999, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Alternative Stock Purchase Closing Date in any manner that would adversely affect the rights of individuals, who, on or prior to the Alternative Stock Purchase Closing Date, were directors, officers, employees or agents of Pathmark, unless such modification is required by law. Parent also had agreed that all rights of indemnification now existing in favor of any director, officer, employee, or agent of the subsidiaries of Pathmark as provided in their respective charters or by-laws on the date of the Alternative Stock Purchase Agreement shall survive the Alternative Stock Purchase and shall continue in full force and effect for a period of six years from the Alternative Stock Purchase Closing Date. In addition, pursuant to the Alternative Stock Purchase Agreement, Pathmark shall for the six year period commencing on the Alternative Stock Purchase Closing Date either (a) maintain in effect Pathmark's current directors' and officers' liability insurance covering those persons who are currently covered on the date of the Alternative Stock Purchase Agreement by Pathmark's directors' and officers' liability insurance policy (the "Pathmark Indemnified Parties"); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by Pathmark for such insurance which Pathmark has represented to be $323,000; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Pathmark shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, that Pathmark may substitute for such policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Alternative Stock Purchase Closing Date or (b) cause Parent's directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of the Alternative Stock Purchase Agreement by Pathmark's directors' and officers' liability insurance policy with respect to those matters covered by Pathmark's directors' and officers' liability policy.

  Parent has agreed to indemnify, and to cause Pathmark to indemnify, all Pathmark Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of Pathmark or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of Pathmark or any of its subsidiaries, occurring prior to the Alternative Stock Purchase Closing Date including, without limitation, the transactions contemplated by the Alternative Stock Purchase Agreement.

  Compensation and Benefits. During the period commencing at the Alternative Stock Purchase Closing Date and ending on the first anniversary thereof, Parent shall cause the current and former employees of Pathmark and its subsidiaries who are on the Alternative Stock Purchase Closing Date entitled to receive compensation or any benefits from Pathmark or any of its subsidiaries to be provided with compensation and employee benefit plans (other than stock option or other plans involving the potential issuance of securities of Pathmark, Parent, or any of their respective subsidiaries and incentive compensation or similar programs) which in the aggregate are not materially less favorable than those currently provided to such employees by Pathmark and its subsidiaries, to the extent permitted under laws and regulations in force from time to time, provided that employees covered by collective bargaining agreements need not be provided such benefits, and provided, further, that Parent reserves the right to review all employee benefits after the Alternative Stock Purchase Closing Date and to make such changes as it deems appropriate.

  Agreement to Use Best Efforts. Pursuant to the Alternative Stock Purchase Agreement and subject to the terms and conditions thereof, each of Sellers, Parent and the Purchaser shall, and the Sellers shall cause Pathmark and each of its subsidiaries to, cooperate and use their respective best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Alternative Stock Purchase Agreement, including, without limitation, their respective best efforts to obtain, prior to the Alternative Stock Purchase Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Sellers and their respective subsidiaries as are necessary for consummation of the transactions contemplated by the Alternative Stock Purchase Agreement; provided, however, that no loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, and no material contract shall be amended to increase the amount payable thereunder or otherwise to be materially more burdensome to Pathmark or any of its subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of Parent.

  In addition, the Alternative Stock Purchase Agreement provides that Parent, the Purchaser and Sellers will (i) take promptly all actions necessary to make the filings required of Parent, the Purchaser or any of their affiliates under the applicable antitrust laws, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Parent, Sellers or any of their affiliates from the FTC or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (iii) cooperate in connection with any filing under applicable antitrust laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by the Alternative Stock Purchase Agreement commenced by any of the FTC, the Antitrust Division of the Department of Justice or state attorneys general. Parent, the Purchaser and Sellers shall in addition, each use all best efforts to resolve such objections, if any, as may be asserted with respect to any transaction contemplated by the Alternative Stock Purchase Agreement under any antitrust law.

  Certain Tax Matters. SMG-II shall have the obligation to prepare and timely file, or cause to be prepared and timely filed, all returns, statements, forms and reports for taxes ("Returns") that are required by law to be filed by, or with respect to, Pathmark or any of its subsidiaries with respect to any taxable year or period ending on or before and, with respect to any taxable year or period beginning before and ending after the Alternative Stock Purchase Closing Date, the portion of such taxable year or period ending on and including the Alternative Stock Purchase Closing Date ("Pre-Closing Period"); provided, however, with respect to Returns to be filed by SMG-II pursuant to this sentence for the Pre-Closing Period, (i) SMG-II shall provide Parent with draft federal, state, local and foreign income tax returns that include Pathmark or any of its subsidiaries at least thirty (30) days prior to the due date for filing such Returns, (ii) at least fifteen (15) days prior to the due date for the filing of such Returns, Parent shall notify SMG-II of the existence of any objection Parent may have to any items set forth on such draft Returns, and (iii) if, after consulting in good faith, SMG-II and Parent are unable to resolve such objection(s), such objection(s) shall be resolved by treating items on such Returns in a manner consistent with the past practices of Pathmark and its subsidiaries with respect to such items, if any, unless otherwise required by law (and if no past practice exists, the issue shall be resolved in favor of the party that would bear the relevant tax liability). At the request of SMG-II, Pathmark will prepare the Returns described in the preceding sentence (or any such Return specified), including any Returns required to be filed by SMG-II (or any of its subsidiaries) that includes Pathmark or any of its subsidiaries for the tax year of the SMG-II consolidated group that includes the Alternative Stock Purchase Closing Date, in a manner consistent with this paragraph. Parent and SMG-II agree to the extent permitted by applicable law to elect with the relevant taxing authority to treat for all purposes the Alternative Stock Purchase Closing Date as the last day of a taxable period of Pathmark and its subsidiaries.

  SMG-II and its subsidiaries other than Pathmark and its subsidiaries (the "SMG-II Group") shall be responsible and liable for the timely payment of any and all taxes imposed on or with respect to the properties, income and operations of the SMG-II Group including any gain to the SMG-II Group resulting from the sale of the Pathmark Stock.

  Pathmark shall pay SMG-II the amount of any taxes allocated to Pathmark and its subsidiaries in connection with the filing of a Return pursuant to the second preceding paragraph (including taxes that may become payable as a result of an adjustment by any taxing authority in respect of a Pre-Closing Period) to the extent not already paid by Pathmark or any of its subsidiaries on or before the Alternative Stock Purchase Closing Date. To the extent reasonably practicable, at least ten (10) days prior to the due date for the filing of any such Return, SMG-II shall provide to Parent its calculation of the amount of such taxes allocable to Pathmark and its subsidiaries pursuant to this paragraph. No later than five (5) days prior to the due date for the filing of such Return, Parent shall notify SMG-II of any reasonable objections Parent may have to SMG-II's calculation of the amount of such taxes allocable to Pathmark and its subsidiaries pursuant to this paragraph, and, at such time, Pathmark and its subsidiaries shall pay to SMG-II the amount of taxes allocable to Pathmark and its subsidiaries pursuant to this paragraph as determined by SMG-II. Any objection Parent may have with respect to SMG-II's calculation of the amount of such taxes allocable to Pathmark and its subsidiaries pursuant to this paragraph shall not be a cause for any failure of Pathmark and its subsidiaries to make payments to Parent pursuant to this paragraph. Parent and SMG-II agree to consult and resolve in good faith any such objection, it being understood and agreed that in the absence of any such resolution, any and all objections shall be resolved by treating items, wherever possible, in a manner consistent with the past practices of Pathmark and its subsidiaries with respect to such items unless otherwise required by law. In the event Parent shall receive SMG-II's calculation of the amount of such taxes allocable to Pathmark and its subsidiaries pursuant to this paragraph and a draft of the relevant portions of such Return less than ten
(10) days prior to the due date for filing such Return, Pathmark and its subsidiaries shall nevertheless endeavor in good faith to make payment to SMG-II by such due date.

  The SMG-II Group shall pay Pathmark the amount of any taxes that are refunded, or in respect of which the SMG-II Group obtains a credit usable by the SMG-II Group as an offset against taxes owed by the SMG-II Group, as the result of an adjustment by any taxing authority that are allocable to Pathmark or any of its subsidiaries (net of any taxes that are owed to any taxing authority as the result of an adjustment by such authority relating to a Pre-Closing Period that are allocable to Pathmark or any of its subsidiaries).

  Each party shall promptly notify the other in writing upon receipt by such party or any affiliate of such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to taxes for which the other party may be liable (any such inquiry, claim, assessment, audit or similar event, a "Tax Matter").

  Parent shall have the sole right to control any Tax Matter, initiate any claim for refund with respect to Pathmark or any of its subsidiaries, and contest, resolve and defend against any assessment for additional taxes, notice of tax deficiency or other adjustment of taxes of, or relating to, the income, assets or operations of Pathmark or any of its subsidiaries for all taxable periods to the extent that such Tax Matter or claim does not have an adverse impact on the SMG-II Group (or any of its members). SMG-II shall have the sole right to control any Tax Matter, initiate any claim for refund with respect to the SMG-II Group, and contest, resolve and defend against any assessment for additional taxes, notice of tax deficiency or other adjustment of taxes of, or relating to, the income, assets or operations of the SMG-II Group (or any of its members) for all taxable periods to the extent that such Tax Matter or claim does not have an adverse impact on Pathmark or any of its subsidiaries.

  Neither party shall file or cause to be filed any amended Return or claims for refund that would result in an increased tax liability of the other party without the prior written consent of such other party, which consent shall not be unreasonably withheld.

  The Alternative Stock Purchase Agreement also terminates and supersedes any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect on the Alternative Stock Purchase Closing Date as between the SMG-II Group or any predecessor or affiliate thereof, on the one hand, and Pathmark and any of its subsidiaries, on the other hand, for all taxes imposed by any government or taxing authority, regardless of the period in which such taxes are imposed.

  From and after the Alternative Stock Purchase Closing Date, SMG-II agrees, and agrees to cause each of its subsidiaries, to permit Parent or a representative of Parent to have reasonable access, during normal business hours, to the books and records of the SMG-II Group, to the extent that such books and records relate to a Pre-Closing Period, and to personnel, for the purpose of enabling Parent to (i) prepare the Returns specified in the first paragraph under the caption "Certain Tax Matters" and (ii) investigate or contest any Tax Matter which Parent has the authority to conduct under the third preceding paragraph.

  From and after the Alternative Stock Purchase Closing Date, Parent agrees, and agrees to cause Pathmark and each of its subsidiaries, to permit SMG-II to have reasonable access, during normal business hours, to the books and records of Pathmark and its subsidiaries, to the extent that such books and records relate to a Pre-Closing Period, and to personnel of Pathmark and its subsidiaries, for the purpose of enabling SMG-II to prepare the Returns specified above and to investigate or contest any Tax Matter which SMG-II has the authority to conduct as specified above.

  Representations and Warranties. In the Alternative Stock Purchase Agreement, Sellers have made customary representations and warranties to Parent and the Purchaser with respect to, among other things, Pathmark's organization, corporate authority, capitalization, financial statements, public filings, conduct of business, compliance with laws, consent and approvals, employee benefit plan triggering events, broker's or finder's fees, undisclosed liabilities and the absence of any material adverse changes in Pathmark since January 31, 1998.

  Termination. The Alternative Stock Purchase Agreement may be terminated at any time prior to the Alternative Stock Purchase Closing Date: (a) subject to the provisions of the Alternative Stock Purchase Agreement, by mutual consent of SMG-II, on the one hand, and of Parent, on the other hand; (b) by either Parent, on the one hand, or SMG-II, on the other hand, if any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Alternative Stock Purchase and such order, decree or ruling or other action shall have become final and nonappealable; (c) by either Parent, on the one hand, or Pathmark, on the other hand, if the Alternative Stock Purchase Closing shall not have occurred by December 15, 1999, unless the Alternative Stock Purchase Closing shall not have occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in the Alternative Stock Purchase Agreement on the part of the party seeking to terminate the Alternative Stock Purchase Agreement and (d) by Parent, at any time within 30 days after delivery to it of the audited consolidated financial statements of each of SMG-II and of Pathmark for the fiscal year ended January 30, 1999, in the event that such financial statements disclose (i) a consolidated shareholder's deficiency of (x) SMG-II greater than $1,453,000,000 or (y) Pathmark greater than $1,188,400,000, in each case as of the end of such fiscal year or (ii) net losses of (x) SMG-II materially greater than $29,321,000 or (y) Pathmark materially greater than $28,420,000, in each case for the fiscal year then ended. The Alternative Stock Purchase Agreement further provides that it shall automatically be terminated and the transactions contemplated thereby shall be automatically abandoned at any time prior to the Alternative Stock Purchase Closing Date if all the conditions set forth in the SMG-II Merger Agreement have been satisfied prior to the SMG-II Merger Closing Date.

  The Alternative Stock Purchase Agreement provides that, in the event of termination pursuant to the provisions described above by Parent or the Purchaser, on the one hand, or SMG-II, on the other hand, no party will incur any liability to any other party except for breach of the Alternative Stock Purchase Agreement.

  Confidentiality Agreement. The following is a summary of the Confidentiality Agreement dated as of December 30, 1998 between Parent and SMG-II (the "Confidentiality Agreement"). The summary is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Confidentiality Agreement can be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7--"Certain Information Concerning the Company".

  Pursuant to the Confidentiality Agreement, Parent agreed, among other things, to keep confidential and not disclose or reveal any information about the business, financial condition, properties and operations of Pathmark (but excluding information which (i) is or will be in the public domain, (ii) was available to SMG-II on a nonconfidential basis prior to its disclosure by Pathmark, (iii) becomes available to SMG-II on a nonconfidential basis from a person other than Pathmark, which person is not otherwise bound by a confidentiality agreement with Pathmark or other obligation not to transmit such information and (iv) has been independently acquired (the "Proprietary Information")) to any person other than its Representatives (as hereinafter defined) who are actively and directly participating in Parent's evaluation of a proposed acquisition of SMG-II or any of its subsidiaries by Parent (the "Proposed Acquisition"), or who otherwise need to know the Proprietary Information for the purpose of evaluating the Proposed Acquisition. The Proprietary Information was provided to Parent in connection with the Proposed Acquisition and is not to be used by Parent for any purpose other than its evaluation of the Proposed Acquisition or the consummation of the Proposed Acquisition. In addition, Parent will not disclose to any person (other than its Representatives) any information about the Proposed Acquisition, or the terms or conditions, or any other facts relating thereto. Parent also agreed that, without SMG-II's prior written consent, it will not, for a period of nine months commencing on December 30, 1998, directly or indirectly solicit for employment or employ any person who is now employed by SMG-II or any of its subsidiaries and who is identified by Parent as a result of its evaluation in connection with the Proposed Acquisition. However, Parent is not prohibited from (i) employing any employee of SMG-II or its subsidiaries who contacts it on his or her own initiative and without any direct or indirect solicitation by Parent, and (ii) making generalized searches for employees by use of advertisements or regular executive searches in the media which are not targeted specifically at employees of SMG-II or its subsidiaries. As used in the Confidentiality Agreement, the term "person" is interpreted to include, without limitation, any corporation, company, partnership and individual. In addition, the term "Representative" means, as to any person, such person's affiliates and its and their directors, officers, employees, partners, members, agents, advisors (including, without limitation, financial advisors, lenders, underwriters, counsel and accountants), consultants and controlling persons.

  12. Dividends and Distributions. As described above, the SMG-II Merger Agreement provides that prior to the consummation of the SMG-II Merger, SMG-II will cause the Company to not split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem or otherwise acquire any of its securities.

  If, on or after March 9, 1999, the Company should (i) split, combine, reclassify, redeem or otherwise acquire any of its securities or (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other Securities, then, subject to the provisions of Section 14-- "Conditions of the Offer", the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If, on or after March 9, 1999, the Company should declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchase on the Company's stock transfer records, then, subject to the provisions of Section 14--"Conditions of the Offer", (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of each exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

  Pursuant to the terms of the SMG-II Merger Agreement, the Company is prohibited from taking any of the actions described in the preceding paragraphs and nothing herein shall constitute a waiver by Parent or the Purchaser of any of its rights under the SMG-II Merger Agreement or a limitation of remedies available to Parent or the Purchaser for any breach of the SMG-II Merger Agreement, including termination thereof.

  13. Effect of the Offer on the Market for the Shares; Exchange Act Registration. There currently exists a limited and sporadic public trading market for the Shares. The purchase of Shares pursuant to the Offer is expected to reduce the number of holders of Shares and the number of Shares. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. The Purchaser cannot predict whether the reduction in the number of Shares would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

  The Shares are not "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board").

  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NASDAQ reporting. It is the present intention of the Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer.

  14. Conditions of the Offer. Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered and may terminate or amend the Offer and may postpone the acceptance of, and payment for, Shares if (i) prior to the Expiration Date, the Minimum Condition has not been satisfied or (ii) at any time on or after March 9, 1999 and at or before the time of acceptance of Shares for payment or payment for any such Shares (whether or not any Shares have been accepted for payment or paid for pursuant to the Offer), any of the following shall occur:

    (a) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser the approval or recommendation of the Offer, or approved or recommended any takeover proposal with respect to the Company or any of its subsidiaries or for any acquisition of any capital stock of the Company or any of its subsidiaries (other than the Offer or the Company Merger), (ii) the Board of Directors of SMG-II or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser the approval or recommendation of the SMG-II Merger or the SMG-II Merger Agreement, or approved or recommended any takeover proposal with respect to SMG-II or any of its subsidiaries or any acquisition of any capital stock of SMG-II or any of its subsidiaries (other than the SMG-II Merger), (iii) any person shall have entered into a definitive agreement or an agreement in principle with SMG-II, the Company or, as the case may be, any of their respective subsidiaries with respect to a tender offer or exchange offer for any capital stock of SMG-II, the Company or, as the case may be, any of their respective subsidiaries or a merger, consolidation or other business combination with or involving SMG-II, the Company or, as the case may be, any of their respective subsidiaries or (iv) the Board of Directors of SMG-II, the Company or, as the case may be, any of their respective subsidiaries or any committee of any of them shall have resolved to do any of the foregoing; or

    (b) Any representation or warranty of SMG-II set forth in the SMG-II Merger Agreement that is subject to, or qualified by, "material adverse effect", "material adverse change" or other materiality qualification shall not be true and correct, in each case as if such representation or warranty was made on the Expiration Date, and any representation or warranty that is not so qualified shall not be true and correct in any respect which would otherwise have a material adverse effect on the Condition of SMG-II and its subsidiaries taken as a whole, in each case as if such representation or warranty was made on the Expiration Date except as to any such representation or warranty which speaks as of a specific date or for a specific period, which must not be true and correct in the foregoing respects as of such specific date or period; or

    (c) SMG-II shall have failed to perform in any material respect any obligation or complied in any material respects with any agreement or covenant to be performed or complied with by it under the SMG-II Merger Agreement or, in the case only of failures to perform any agreement or covenant of SMG-II pursuant to Section 5.3 (other than clause (c) thereof) of the SMG-II Merger Agreement, such failure to perform did or would have a material adverse effect on the Condition of SMG-II and its subsidiaries taken as a whole or materially adversely effect the ability of Parent or the Purchaser to consummate the transactions contemplated by the SMG-II Merger Agreement or have a material adverse effect on the value of SMG-II and its subsidiaries taken as a whole; or

    (d) The SMG-II Merger Agreement and the SMG-II Merger shall not have been approved and adopted by holders of 66 2/3% of all of the issued and outstanding capital stock of SMG-II (voting as one class, with each share of stock having one (1) vote) in accordance with applicable law, the Certificate of Incorporation and By-Laws of SMG-II and the Stockholders' Agreement, dated February 4, 1991 (the "Shareholders Agreement") by and among SMG-II and its shareholders.

    (e) Holders of shares of stock representing in the aggregate more than 5% of the amount that would be payable by Parent or the Purchaser pursuant to
  Section 2.5 of the SMG-II Merger Agreement if there would be no dissenting stockholders shall (i) have perfected their appraisal rights under Section 262 of the DGCL or (ii) be entitled after the Closing (as defined in the SMG-II Merger Agreement) to so perfect their appraisal rights; or

    (f) Any waiting period (and any extension thereof) under the HSR Act applicable to the SMG-II Merger shall not have expired or been terminated; or

    (g) A preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits, restrains, enjoins or restricts the consummation of the SMG-II Merger or the Offer and is in effect at the Expiration Date; or

    (h) A statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the SMG-II Merger or the Offer or has the effect of making the SMG-II Merger or the Offer illegal; or

    (i) The Shareholders Agreement shall not have been terminated; or

    (j) Since March 9, 1999, an event shall have occurred such that there would be a material adverse change in the Condition of SMG-II and its subsidiaries taken as a whole; or

    (k) Parent shall not have received an irrevocable letter from SMG-II, signed by an executive officer of SMG-II, stating that all of the conditions to the obligations of SMG-II to effect the SMG-II Merger set forth in Article VII of the SMG-II Merger Agreement have been satisfied or waived; or

    (l) the SMG-II Merger Agreement shall have been terminated in accordance with its terms; or

    (m) Any representation or warranty of Parent or the Purchaser contained in the SMG-II Merger Agreement shall not be true and correct in any material respect, in each case as if such representation or warranty was made on the Expiration Date; or

    (n) Parent or the Purchaser shall have failed to perform in any material respect any obligations or complied in any material respect with any agreement or covenant to be performed or complied with by it under the SMG-II Merger Agreement;

which, in the reasonable judgment of the Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

  The foregoing conditions (including those in the opening paragraph of this Section 14) are for the sole benefit of the Purchaser and may be asserted by the Purchaser, or may be waived by the Purchaser, in whole or in part, at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 14 will be final and binding upon all parties to the SMG-II Merger Agreement.

  15. Certain Legal Matters; Regulatory Approvals.

  General. Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the Commission, neither Parent nor the Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Company Merger or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that it would seek such approval or action. Many of the Company's stores sell alcoholic beverages and are subject to various state and local licensing requirements as a result. By virtue of these license and registration requirements, the Purchaser or the Company may be obligated to obtain certain governmental consents and approvals in order to comply with applicable law. The Purchaser believes that such approvals can be obtained in due course, and that the Company will continue to conduct its operations substantially in the same manner as before the transfer. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14--"Conditions of the Offer". While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Parent or the Purchaser or that certain parts of the businesses of the Company, Parent or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

  State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. SMG-II has represented to Parent and the Purchaser in the SMG-II Merger Agreement that the provisions of Section 203 of the DGCL are inapplicable to the Company. As a result, no action by the Board of Directors is required under such Section in respect of the Offer, the SMG-II Merger or the Company Merger.

  A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Based on information supplied by the Company and SMG-II's representations in the SMG-II Merger Agreement, the Purchaser does not believe that any state takeover statutes apply to the Offer. Neither Parent nor the Purchaser has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Company Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Company Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Company Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Company Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Company Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14--"Conditions of the Offer".

  Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer.

  However, if the Company Merger is consummated, a stockholder will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash for the fair value of, that stockholder's Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any value arising from the Company Merger) required to be paid in cash to dissenting stockholders for their Shares. Any judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of those rights.

  If a stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its right to appraisal, as provided in the DGCL, the Shares of that stockholder will be converted into the merger consideration in accordance with the Company Merger Agreement. A stockholder may withdraw his demand for appraisal by delivering to the Purchaser a written withdrawal of such demand for appraisal and acceptance of the Company Merger.

  The foregoing summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any available dissenters' rights. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the DGCL.

  In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger with such controlling stockholder or its affiliates has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. Although the remedies of rescission or rescissory damages are possible in an action challenging a merger as a breach of fiduciary duty, decisions of the Delaware courts have indicated that in most cases the remedy available in a merger that is found not to be "fair" to minority stockholders is a damages remedy based on essentially the same principles as an appraisal.

  Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Company Merger, unless, among other things, the Company Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Company Merger and the consideration offered stockholders of the Company therein be filed with the Commission and disclosed to stockholders of the Company prior to consummation of the Company Merger.

  Regulatory Approvals. Under the HSR Act, certain mergers and acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer and the SMG-II Merger are subject to the HSR requirements.

  Under the provisions of the HSR Act applicable to the SMG-II Merger, the SMG-II Merger may not be consummated until the expiration of a 30-calendar day waiting period following the required filing of a Notification and Report Form under the HSR Act by Parent and SMG-II, which filings Parent and SMG-II expect to submit on or about March 22, 1999. Accordingly, the waiting period under the HSR Act would expire at 11:59 P.M., New York City time, on or about April 21, 1999, unless early termination of the waiting period is granted or Parent or SMG-II receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material prior to the expiration of the 30-day waiting period, the waiting period would be extended and would expire at 11:59 P.M., New York City time, on the twentieth calendar day after the date of substantial compliance by Parent with such request. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification and Report Form under the HSR Act by Parent, which filing Parent expects to submit on or about March 22, 1999. Accordingly, the waiting period under the HSR Act would expire at 11:59 P.M., New York City time, on or about April 6, 1999, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent prior to the expiration of the 15-day waiting period, the waiting period would be extended and would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting periods could be extended only by court order or by consent of Parent. If either the acquisition of the Shares or the SMG-II Merger is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares pursuant to the Offer will be deferred until 20 days after the request is substantially complied with, unless the waiting period is terminated sooner by the FTC or the Antitrust Division. See Section 2--"Acceptance for Payment and Payment of Shares". Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act, except by court order or by consent. However, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing these issues and may agree to delay consummation of the transaction while such negotiations continue.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer or the SMG-II Merger. At any time before or after the Purchaser's purchase of Shares, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or the SMG-II Merger or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. State attorneys general may also bring legal action under the antitrust laws, and private parties may bring such action under certain circumstances. Parent and the Purchaser believe that the acquisition of Shares by the Purchaser and the SMG-II Merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or the SMG-II Merger on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 14--"Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  16. Fees and Expenses. Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  Goldman Sachs are acting as the Dealer Managers in connection with the Offer. Goldman Sachs will receive reasonable and customary compensation for their services as Dealer Managers, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

  The Purchaser and Parent have also retained Citibank, N.A., as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

  In addition, the Purchaser and Parent have retained Morrow & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

  Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

  17. Miscellaneous. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Managers or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  Parent and the Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in
Section 7--"Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                                 Ahold Acquisition, Inc.
March 15, 1999

                                  SCHEDULE I

              INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
   OFFICERS OF KONINKLIJKE AHOLD N.V., CROESUS, INC., AHOLD U.S.A., INC. AND
                            AHOLD ACQUISITION, INC.

  1. Supervisory Board, Corporate Executive Board and Executive Officers of Koninklijke Ahold N.V. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Supervisory Board, the Corporate Executive Board and each executive officer of Koninklijke Ahold N.V. The principal address of Koninklijke Ahold N.V. and, unless indicated below, the current business address for each individual listed below is Albert Heijnweg 1, 1507 EH Zaandam, The Netherlands, Telephone: 011-31-75-6599111. Each such person is, unless indicated below, a citizen of The Netherlands. Members of the Supervisory Board are identified by an asterisk and members of the Corporate Executive Board are identified by two asterisks.

                                    Present Principal Occupation or Employment;
 Name and Current                   Material Positions Held During the Past
 Business Address                   Five Years
 ----------------                   -------------------------------------------
 H. de Ruiter*....................  Chairman of the Supervisory Board of
                                    Koninklijke Ahold N.V.; Former Group
                                    Managing Director and Managing Director of
                                    Royal Dutch Petroleum Company; Member of
                                    the Supervisory Board of Royal Dutch
                                    Petroleum Company; Member of the
                                    Supervisory Board of Heineken N.V.; Member
                                    of the Supervisory Board of Wolters Kluwer
                                    N.V.; Chairman of the Supervisory Board of
                                    Beers N.V.; Chairman of the Supervisory
                                    Board of Koninklijke Hoogovens N.V.;
                                    Chairman of the Supervisory Board of
                                    Koninklijke Pakhoed N.V.; Non-Executive
                                    Director of British Biotech; Chairman of
                                    the Supervisory Board of Aegon N.V.
 R.J. Nelissen*...................  Vice Chairman of the Supervisory Board of
                                    Koninklijke Ahold N.V.; Former Chairman of
                                    the Managing Board of ABN/AMRO Holding
                                    N.V.; Supervisory Board Member of ABN AMRO
                                    Bank N.V.; Supervisory Board Member of N.V.
                                    Luchthaven Schiphol; Supervisory Board
                                    Member of Koninklijke Boskalis Westminster
                                    N.V.; Supervisory Board Member of
                                    Koninklijke Ten Cate N.V.; Supervisory
                                    Board Member of Mercedes Benz Nederland
                                    B.V.; Supervisory Board Member of
                                    International Flavors & Fragrances IFF
                                    (Nederland) B.V.; Supervisory Board Member
                                    of Elsevier N.V. and Reed Elsevier PLC
 Sir Michael Perry*...............  Member of the Supervisory Board of
                                    Koninklijke Ahold N.V.; Deputy Chairman of
                                    Bass PLC; Chairman of Centrica PLC
                                    (formerly British Gas); Chairman of Dunlop
                                    Slazenger Group Limited; Non-Executive
                                    Director of Marks & Spencer PLC; Chairman
                                    of The Shakespeare Globe Trust; Chairman of
                                    The International Shakespeare Globe Centre
                                    Ltd.; Former Director British Gas PLC;
                                    Former Chairman of the Managing Board of
                                    Unilever PLC; Former Chairman of United
                                    Holdings Ltd.; Former Chairman of The
                                    Advertising Association; Former Member of
                                    the British Chamber of Commerce (Citizen of
                                    the United Kingdom)

 Name and Current        Present Principal Occupation or Employment;
 Business Address        Material Positions Held During the Past Five Years
 ----------------        --------------------------------------------------
 J.A. van Kemenade*..... Member of the Supervisory Board of Koninklijke Ahold
                         N.V.; Governor-General for the Dutch Province of
                         North-Holland; Former Minister of Education and
                         Science of the Dutch Government; Supervisory Board
                         Member of De Nederlandsche Bank N.V.; Supervisory
                         Board Member of N.V. Bouwfonds Nederlandes S.E.
                         Gemeenten; Member on the Advisory Board of KPMG.
 A.J. Kranendonk*....... Member of the Supervisory Board of Koninklijke Ahold
                         N.V.; Former President of the Management Board of
                         Friesland W.A.; Chairman of the Association of Dutch
                         Chambers of Commerce; Member of the Supervisory Board
                         of S.C. Johnson Polymer B.V.; Chairman of the
                         Supervisory Board of Athlon N.V.; Member of the
                         Supervisory Board of Lankhorst B.V.
 R.F. Meyer*............ Member of the Supervisory Board of Koninklijke Ahold
                         N.V.; Professor of Business Administration, Harvard
                         Business School; Chairman of NEDD (Citizen of the
                         United States)
 L.J.R. de Vink*........ Member of the Supervisory Board of Koninklijke Ahold
                         N.V.; President and Chief Operating Officer of Warner-
                         Lambert Company (Citizen of the United States)
 C.H. van der Hoeven**.. President of Koninklijke Ahold N.V.; Member of the
                         Supervisory Board of ABN AMRO Bank N.V.; Director of
                         Ahold U.S.A., Inc.
 J.G. Andreae**......... Executive Vice President of Koninklijke Ahold N.V.;
                         Former President of Albert Heijn B.V.; President of
                         the Supervisory Board of S.V.M.; Former Member of the
                         Supervisory Board of KLM-catering; Co-chairman of ECR
                         Europe; Co-chairman of ECR NL; Director of Ahold
                         U.S.A., Inc.
 A.M. Meurs**........... Executive Vice President & CFO of Koninklijke Ahold
                         N.V.; Supervisory Director of Disco Ahold
                         International Holdings N.V.; Director and Vice
                         President of Ahold Americas Holdings, Inc.; Former
                         Senior Vice President Business Development of
                         Koninklijke Ahold N.V.; Former Senior Vice President
                         of Finance Koninklijke Ahold N.V.; Former Vice
                         President of Finance Koninklijke Ahold N.V.; Member of
                         the Supervisory Board of Van Den Boom Groep; Member of
                         the Supervisory Board of Van der Hoop Effectenbank
                         N.V.; Director and Executive Vice President of Ahold
                         U.S.A., Inc.
 A.S. Noddle**.......... Executive Vice President of Koninklijke Ahold N.V.;
                         Supervisory Director of Disco Ahold International
                         Holdings N.V.; Former President and Chief Executive
                         Officer of Giant Food Stores, Inc.; Director of Ahold
                         U.S.A., Inc. (Citizen of the United States)

 Name and Current    Present Principal Occupation or Employment;
 Business Address    Material Positions Held During the Past Five Years
 ----------------    --------------------------------------------------
 R.G. Tobin**....... Executive Vice President of Koninklijke Ahold N.V.;
                     Director and President of Ahold Americas Holdings, Inc.;
                     Chairman, Director, President and Chief Executive officer
                     of Ahold U.S.A., Inc.; President and Chief Executive
                     Officer of Croesus, Inc.; Former Chairman, President and
                     Chief Executive Officer of The Stop & Shop Companies, Inc.
                     (Citizen of the United States).
 R. Zwartendijk**... Executive Vice President of Koninklijke Ahold N.V.;
                     Supervisory Director of Disco Ahold International Holdings
                     N.V.; President of Luis Paez S.A.; Former Member of the
                     Supervisory Board of Schuitema N.V.; Member of the
                     Supervisory Board of Numico N.V.; President of the
                     Supervisory Board of A.C. Holding N.V.; Director of Ahold
                     U.S.A., Inc.
 N.L.J. Berger...... Corporate Secretary of Koninklijke Ahold N.V.; Former
                     Deputy General Counsel of Koninklijke Ahold N.V.
 A.J. Brouwer....... Senior Vice President of Management Development and
                     Organization of Koninklijke Ahold N.V.; Former Vice
                     President of Management Development and Organization of
                     Koninklijke Ahold N.V.
 A. Buitenhuis...... Senior Vice President Finance and Fiscal Affairs of
                     Koninklijke Ahold N.V.; Former Senior Vice President of
                     Fiscal Affairs of Koninklijke Ahold N.V.
 P.P.J. Butzelaar... Senior Vice President and General Counsel of Koninklijke
                     Ahold N.V.; Former Corporate Secretary of Koninklijke
                     Ahold N.V.; Member of the Supervisory Board of DCE Holding
                     B.V.
 P.P.M. Ekelschot... Senior Vice President of Internal Audit of Koninklijke
                     Ahold N.V.; Former Vice President of Internal Audit of
                     Koninklijke Ahold N.V.
 H.Gobes............ Senior Vice President of Communications of Koninklijke
                     Ahold N.V.
 M.J. Dorhout Mees.. Senior Vice President of Business Development of
                     Koninklijke Ahold N.V.; Former Senior Vice President of
                     Sales & Services of Albert Heijn B.V.; Former Deputy
                     Director of Customer Services of Albert Heijn B.V.
 L.A.P.A. Verhelst.. Senior Vice President of Administration of Koninklijke
                     Ahold N.V.; Former President of Pays-Bas Property Fund
                     N.V.; Former Member of the Executive Board of Koninklijke
                     Bols Wessanen N.V.

  2. Directors and Executive Officers of Croesus, Inc. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Board of Directors and each executive officer of Croesus, Inc. The principal address of Croesus, Inc. is 913 N. Market St., Suite 209, Wilmington, Delaware 19801, Telephone (302) 576-2889. The current business address for each individual listed below is Albert Heijnweg 1,1507, Zaandam, The Netherlands, Telephone: 011-31-75-6599111. Each such person is, unless indicated below, a citizen of the United States.

                                    Present Principal Occupation or Employment;
 Name and Current                   Material Positions Held During the Past
 Business Address                   Five Years
 ----------------                   -------------------------------------------
 F.B. Jacobs......................  Director of Croesus, Inc.; Vice President
                                    of Griffin Corporate Services; Former Vice
                                    President of Delaware Trust Capital
                                    Management
 D.F. Lindley.....................  Director of Croesus, Inc.; Partner for
                                    Duane, Morris, and Heckscher LLP
 B.A. Fields......................  Director of Croesus, Inc. and Former
                                    Assistant Secretary of Ahold U.S.A., Inc.;
                                    Director of Ahold Finance U.S.A. Inc.
 R.G. Tobin.......................  President and Chief Executive Officer of
                                    Croesus, Inc.; Executive Vice President of
                                    Koninklijke Ahold N.V.; Director and
                                    President of Ahold Americas Holdings, Inc.;
                                    Chairman, Director, President and Chief
                                    Executive Officer of Ahold U.S.A., Inc.;
                                    Former Chairman, President and Chief
                                    Executive Officer of The Stop & Shop
                                    Companies, Inc.
 M.J. Collins, Jr.................  Executive Vice President of Croesus, Inc.;
                                    Director and Executive Vice President--
                                    Support Service of Ahold U.S.A., Inc.;
                                    President and Chief Executive Officer of
                                    BI-LO, Inc.
 G.W. Preston.....................  Executive Vice President of Croesus, Inc.;
                                    Executive Vice President--Human Resources
                                    of Ahold U.S.A., Inc.; Executive Vice
                                    President--Human Resources of Ahold USA
                                    Support Services, Inc.; Executive Vice
                                    President--Human Resources of BI-LO, Inc.
 E.J. Smith.......................  Director, Executive Vice President and
                                    Secretary of Croesus, Inc.; Executive Vice
                                    President--Finance and Former Secretary of
                                    Ahold U.S.A., Inc.; Secretary and Treasurer
                                    of Ahold Americas Holdings, Inc.; Former
                                    Secretary and Executive Vice President of
                                    Giant Food Stores, Inc.
 A.M. Meurs.......................  Executive Vice President of Croesus, Inc.;
                                    Director and Executive Vice President of
                                    Ahold U.S.A., Inc.; Executive Vice
                                    President & CFO of Koninklijke Ahold N.V.;
                                    Director and Vice President of Ahold
                                    Americas Holdings, Inc.; Supervisory
                                    Director of Disco Ahold International
                                    Holdings N.V.; Former Senior Vice
                                    President--Business Development of
                                    Koninklijke Ahold N.V.; Former Senior Vice
                                    President of Finance Koninklijke Ahold
                                    N.V.; Former Vice President of Finance
                                    Koninklijke Ahold N.V.; Member of the
                                    Supervisory Board of Van Den Boom Groep;
                                    Member of the Supervisory Board of Van der
                                    Hoop Effectenbank N.V. (Citizen of The
                                    Netherlands).

  3. Directors and Executive Officers of Ahold U.S.A., Inc. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Board of Directors and each executive officer of Ahold U.S.A., Inc. The principal address of Ahold U.S.A., Inc. is One Atlanta Plaza, East Paces Ferry Road, Suite 2575, Atlanta, Georgia 30326. Unless indicated below, the current business address for each individual listed below is Albert Heijnweg 1, 1507 EH Zaandam, The Netherlands, Telephone: 011-31-75-6599111. Each such person is, unless indicated below, a citizen of The Netherlands.

                                    Present Principal Occupation or Employment;
 Name and Current                   Material Positions Held During the Past
 Business Address                   Five Years
 ----------------                   -------------------------------------------
 R.G. Tobin.......................  Chairman, Director, President and Chief
                                    Executive Officer of Ahold U.S.A., Inc.
                                    Executive Vice President of Koninklijke
                                    Ahold N.V.; Director and President of Ahold
                                    Americas Holdings, Inc.; President and
                                    Chief Executive Officer of Croesus, Inc.;
                                    Former Chairman, President and Chief
                                    Executive Officer of The Stop & Shop
                                    Companies, Inc. (Citizen of the United
                                    States).
 E.J. Smith.......................  Executive Vice President--Finance and
                                    Former Secretary of Ahold U.S.A., Inc.;
                                    Secretary and Treasurer of Ahold Americas
                                    Holdings, Inc.; Former Secretary and
                                    Executive Vice President of Giant Food
                                    Stores, Inc. (Citizen of the United States)
 B.A. Fields......................  Director of Ahold U.S.A, Inc. and Former
                                    Assistant Secretary of Ahold; U.S.A., Inc.;
                                    Director of Croesus, Inc. (Citizen of the
                                    United States)
 M.J. Collins, Jr.................  Director and Executive Vice President of
                                    Ahold U.S.A., Inc.; Executive Vice
                                    President of Croesus, Inc.; President and
                                    Chief Executive Officer of BI-LO, Inc.
                                    (Citizen of the United States)
 G.W. Preston.....................  Executive Vice President--Human Resources
                                    of Ahold U.S.A., Inc.; Executive Vice
                                    President--Human Resources of Ahold USA
                                    Support Services, Inc.; Executive Vice
                                    President of Croesus, Inc.; Executive Vice
                                    President--Human Resources of BI-LO, Inc.
                                    (Citizen of the United States)
 A.M. Meurs.......................  Director and Executive Vice President of
                                    Ahold U.S.A., Inc.; Executive Vice
                                    President & CFO of Koninklijke Ahold N.V.;
                                    Director and Vice President of Ahold
                                    Americas Holdings, Inc.; Supervisory
                                    Director of Disco Ahold International
                                    Holdings N.V.; Former Senior Vice President
                                    Business Development of Koninklijke Ahold
                                    N.V.; Former Senior Vice President of
                                    Finance Koninklijke Ahold N.V.; Former Vice
                                    President of Finance Koninklijke Ahold
                                    N.V.; Member of the Supervisory Board of
                                    Van Den Boom Groep; Member of the
                                    Supervisory Board of Van der Hoop
                                    Effectenbank N.V.; Executive Vice President
                                    of Croesus, Inc.
 J.G. Andreae.....................  Director of Ahold U.S.A., Inc.; Executive
                                    Vice President of Koninklijke Ahold N.V.;
                                    Former President of Albert Heijn B.V.;
                                    President of the Supervisory Board of
                                    S.V.M.; Former Member of the Supervisory
                                    Board of KLM-catering; Co-chairman of ECR
                                    Europe; Co-chairman of ECR NL
 A.S. Noddle......................  Director of Ahold U.S.A., Inc.; Executive
                                    Vice President of Koninklijke Ahold N.V.;
                                    Former President and Chief Executive
                                    Officer of Giant Food Stores, Inc.,
                                    Supervisory Director of Disco Ahold
                                    International Holdings N.V. (Citizen of the
                                    United States)

                                     Present Principal Occupation or Employment;
 Name and Current                    Material Positions Held During the Past
 Business Address                    Five Years
 ----------------                    -------------------------------------------
 C.H. van der Hoeven..............   Director of Ahold U.S.A., Inc.; President
                                     of Koninklijke Ahold N.V.; Member of the
                                     Supervisory Board of ABN AMRO Bank N.V.
 R. Zwartendijk...................   Director of Ahold U.S.A., Inc.; Executive
                                     Vice President of Koninklijke Ahold N.V.;
                                     Supervisory Director of Disco Ahold
                                     International Holdings N.V.; President of
                                     Luis Paez S.A.; Former Member of the
                                     Supervisory Board of Schuitema N.V.; Member
                                     of the Supervisory Board of Numico N.V.;
                                     President of the Supervisory Board of A.C.
                                     Holding N.V.
 M.F. Smith.......................   Assistant Secretary and Assistant Treasurer
                                     of Ahold U.S.A., Inc. (Citizen of the
                                     United States).
 K.A. Krahnke.....................   Secretary of Ahold U.S.A., Inc. (Citizen of
                                     the United States).
 F.B. Jacobs, II..................   Vice President and Treasurer of Ahold
                                     U.S.A., Inc.
 F. Gauthier......................   Assistant Secretary of Ahold U.S.A., Inc.

  4. Directors and Executive Officers of Ahold Acquisition, Inc. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Ahold Acquisition, Inc. Each person identified below has held his position since the formation of Ahold
Acquisition, Inc. in March 1999. The principal address of Ahold Acquisition,
Inc. is 1013 Center Road, Wilmington, Delaware 19805, Telephone: (800) 927-
9800. The current business address for each individual listed below is Albert
Heijnweg 1, 1507 EH Zaandam, The Netherlands, Telephone 011-31-75-6599111.
Each such person is, unless indicated below, a citizen of The Netherlands.
Directors are identified by an asterisk.

 R.G. Tobin*......................   See above
 A.M. Meurs*......................   See above
 A.H.P.M. van Tielraden*..........   Vice President and Deputy General Counsel
                                     of Koninklijke Ahold N.V.; Former Director
                                     of Legal Affairs Hagemeyer N.V.; Former
                                     Senior Legal Advisor Unilever Nederland
                                     B.V.; Former General Counsel Quest
                                     International

  5. Ownership of Shares by Directors and Executive Officers. To the best knowledge of Koninklijke Ahold N.V., Croesus, Inc., Ahold U.S.A., Inc. and Ahold Acquisition, Inc., none of the persons listed on this Schedule I beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the persons listed on this Schedule I has effected any transactions in the Shares during the past 60 days.

  Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each holder of Shares or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                                Citibank, N.A.

        By Hand:                       By Mail:               By Overnight Courier:
     Citibank, N.A.                 Citibank, N.A.                Citibank, N.A.
   Corporate Actions              Corporate Actions             Corporate Actions
    111 Wall Street,                  Suite 4660                 111 Wall Street,
    5th Floor Window                P.O. Box 2544                5th Floor Window
New York, New York 10043  Jersey City, New Jersey 07303-2544 New York, New York 10043

                               For Information:
                                (877) 248-4237

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers as set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.

                                445 Park Avenue
                                   5th Floor
                           New York, New York 10022
                          Call Collect (212) 754-8000
                           Toll Free: (800) 566-9061

           Bankers and Brokerage Firms, Please Call: (800) 662-5200

                    The Dealer Managers for the Offer are:

                             Goldman, Sachs & Co.
                                85 Broad Street
                           New York, New York 10004
                          Call Collect (212) 357-6380
                           Toll Free: (877) 686-5059